PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated December 16, 2009)	File No. 333-163050

Republic of Panama

U.S.$351,667,000 8 7/8% U.S. Dollar-Denominated Global Bonds due 2027

Banco Nacional de Panamá (BNP), acting not in its individual capacity but solely as trustee of the Fondo Fiduciario para el Desarrollo, a trust formed under the laws of the Republic of Panama, which we refer to as the Fiduciary Fund (BNP, in such capacity, being referred to as the Selling Bondholder) and described in this prospectus supplement under “Selling Bondholder,” may offer and sell the following global bonds of the Republic of Panama, which we refer to as the Republic or Panama, currently outstanding and owned by the Selling Bondholder: $351,667,000 aggregate principal amount of the 8 7/8% U.S. Dollar-Denominated Global Bonds due 2027, which we refer to as the global bonds. The Republic will not receive any proceeds from the sale of the global bonds by the Selling Bondholder.

The global bonds were originally issued on September 26, 1997 in an aggregate principal amount of $700,000,000 and an additional $275,000,000 aggregate principal amount was issued on February 28, 2003 pursuant to a reopening. The global bonds will mature on September 30, 2027. The Republic pays interest on the global bonds semi-annually in arrears on March 30 and September 30 of each year; the next interest payment date will be on March 30, 2010.

The global bonds are not redeemable prior to maturity. The global bonds are direct, unconditional, unsecured and general obligations of the Republic. Panama has pledged its full faith and credit for the due and punctual payment of principal of, and interest on, the global bonds.

Unlike a number of debt securities issued by the Republic, the global bonds have not been designated Collective Action Securities and, as such, contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to a significant proportion of the Republic’s outstanding Public External Indebtedness that have been designated Collective Action Securities, as described under “Collective Action Securities” in the accompanying prospectus. As a result, the Republic may amend the payment provisions of the global bonds and certain other terms only with the written consent or affirmative vote of the holder of each global bond.

The global bonds are listed on the Luxembourg Stock Exchange and are admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

See “Risk Factors” beginning on page S-9 to read about certain risks you should consider before investing in the global bonds.

The Selling Bondholder will sell the global bonds to Morgan Stanley & Co. Incorporated, as underwriter, which plans to offer the global bonds to the public on a variable price reoffer basis. The underwriter proposes to offer the global bonds for sale, from time to time, in one or more transactions, at prices that may vary and may be different from par. These sales may occur at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Therefore, different purchasers may pay different prices for the global bonds.

Because the offering by the underwriter is being made on a variable price reoffer basis, the underwriter has not committed to resell the global bonds at a fixed price or on an agreed schedule. Until the underwriter has completed the distribution of the global bonds which it proposes to purchase from the Selling Bondholder, the liquidity of the markets for the global bonds may be reduced.

Under the terms of this variable price reoffer, the underwriter has agreed to purchase the global bonds from the Selling Bondholder at 125.5% of their principal amount per global bond representing net proceeds to the Selling Bondholder, before expenses of $100,000, of $441,342,085. The underwriter’s compensation (if any) will result from the difference between the purchase price and resale price of the global bonds in the aggregate and will not be determined at the time of the closing. Panama will not receive any proceeds from any such sales.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities regulators have approved or disapproved the global bonds or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley

The date of this prospectus supplement is February 24, 2010.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Panama has not authorized anyone to provide you with different information. Panama is not making an offer of the global bonds in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

SUMMARY

This summary should be read as an introduction to this prospectus supplement and the accompanying prospectus. Any decision to invest in the global bonds by an investor should be based on consideration of this prospectus supplement and the accompanying prospectus as a whole.

The Issuer

Overview

Panama is located on the narrowest point of the Central American isthmus, which connects the continents of North America and South America. It has a coastline of approximately 1,868 miles on the Caribbean Sea and Pacific Ocean, and is bordered on the east by Colombia and on the west by Costa Rica. Panama has a national territory of approximately 29,157 square miles situated within its coastline and 345 miles of land borders, and includes numerous coastal islands. The Panama Canal, one of the most important commercial waterways in the world, which connects the Atlantic and Pacific Oceans, bisects the country running northwest to southeast.

As of December 31, 2008, Panama had an estimated population of 3.4 million and a population density of 116.5 people per square mile. The Panama Province, the Republic’s largest province, is estimated to comprise 51.0% of Panama’s total population. The Colón Province, located at the northern terminus of the Panama Canal, is estimated to comprise 7.2% of the total population.

Government

Panama is a republic with a representative form of government. In 1972, the original version of the current Constitution was adopted (the fourth in Panama’s history), setting forth the structure of the Government, individual and collective rights and duties, and the division of powers among the executive, legislative and judicial branches.

Executive power is vested in the President and the presidentially appointed Ministers, who constitute the Cabinet. The President and the Vice-President are each elected by direct, universal suffrage for a term of five years. The President and the Vice-President may not be reelected to the same office within ten years after the expiration of their term. In the event the President is unable to finish a term, the Vice President would succeed to the presidency.

National legislative power is vested in the National Assembly, referred to as the Assembly, Panama’s unicameral legislative body. The number of electoral circuits, each comprising an average of approximately 57,000 persons, determines the number of legislators; the Assembly currently has 71 seats. The full Assembly is elected by universal suffrage every five years. Members of the Assembly are not subject to limits on the number of terms in office to which they may be elected. The Assembly has, among other powers, the authority to enact legislation, ratify treaties, approve the budget and ratify the appointment of the Comptroller General, the Attorney General and justices of the Supreme Court of Justice, referred to as the Supreme Court.

Judicial power is vested in the Supreme Court and various lower tribunals. The President appoints the nine justices of the Supreme Court for staggered ten-year terms, subject to ratification by the Assembly. Lower court judges are appointed by the Supreme Court. The judicial branch prepares its own budget and sends it to the executive branch for inclusion in the general budget presented to the Assembly for approval. The Supreme Court is the final court of appeal and has the power to declare null and void laws, regulations or other acts of the executive or legislative branches that conflict with the Constitution.

Panama is administratively divided into nine provinces and three territories. In each province, executive power is exercised by a governor who is appointed by the President. There are no provincial legislative or judicial bodies. Provincial governments do not have their own independent budgets. Within each province are municipalities that are, in turn, divided into precincts. Each municipality has a municipal council and a mayor who exercises executive power. Mayors and members of municipal councils are elected by direct, universal suffrage for five-year terms. Municipalities levy and collect municipal taxes and adopt their own budgets for financing local projects.

On May 3, 2009 Ricardo Martinelli was elected President of the Republic of Panama for a five-year term, and took office on July 1, 2009. Alberto Vallarino Clément serves as Panama’s Minister of Economy and Finance.

Selected Panamanian Economic Indicators(1)

The following table sets forth Panama’s principal economic indicators for the years ended December 31, 2004 through 2009, unless indicated otherwise in the footnotes to the table:

	2004(R)	2005(R)	2006(R)	2007(R)	2008(P)(R)	2009(E)(*)
Economic Data:
GDP (millions, current dollars)	$14,179	$15,465	$17,137	$19,794	$23,184	$24,575
GDP (millions, constant dollars)(2)	$13,099	$14,041	$15,239	$17,084	$18,918	$9,464	(9)
GDP (% change, constant dollars)(2)	7.5%	7.2%	8.5%	12.1%	10.7%	3.0%
Service Sector (% change, constant dollars)(2)(3)	7.8%	8.3%	9.4%	12.0%	10.4%	n/a
Other (% change, constant dollars)(2)(4)	4.7%	2.7%	7.8%	8.7%	14.0%	n/a
GDP Per Capita (constant dollars)(2)	$4,132	$4,347	$4,646	$5,115	$5,564	n/a
Population (millions)	3.17	3.23	3.28	3.34	3.40	n/a
CPI (% change)	2.0%	3.5%	2.0%	6.5%	6.5%	2.4%
Unemployment	11.7%	9.8%	9.0%	6.4%	5.6%	6.6%
Public Finance:
Total Consolidated Non-Financial Public Sector Revenues (millions)	$3,001	$3,474	$4,283	$5,505	$6,020	$6,125
Total Consolidated Non-Financial Public Sector Expenditures (millions)(5)	$3,087	$3,169	$3,451	$4,138	$5,197	$6,378
Overall Surplus (Deficit) (millions)	$(691)	$(500)	$88	$683	$98	$(253)
As % of Current GDP	(4.9)%	(3.3)%	0.5%	3.5%	0.4%	(1.0)%
Central Government Surplus (Deficit) (millions)	$(768)	$(606)	$36	$240	$64	$(357)
As % of Current GDP	(5.4)%	(3.9)%	0.2%	1.2%	0.3%	(1.5)%
Public Debt (at December 31):
Internal Debt (millions)	$2,758	$2,652	$2,664	$2,195	$1,960	$822
External Debt (millions)	$7,219	$7,580	$7,788	$8,276	$8,477	$10,150
Total Public Debt (millions)	$9,977	$10,231	$10,453	$10,471	$10,438	$10,972
Public Debt (as % of Current GDP)
Internal Debt	19.5%	17.1%	15.5%	11.1%	8.5%	3.3%
External Debt	50.9%	49.0%	45.4%	41.8%	36.6%	41.3%
Trade Data:
Exports (f.o.b.) Goods(6) (millions)	$6,080	$7,375	$8,478	$9,334	$10,323	$5,116	(9)
Imports (c.i.f.) Goods(6) (millions)	$(7,617)	$(8,933)	$(10,190)	$(12,524)	$(14,869)	$(7,776	)(9)
Merchandise Trade Balance (millions)	$(1,537)	$(1,558)	$(1,712)	$(3,190)	$(4,546)	$(2,660	)(9)
Current Account Surplus (Deficit) (millions)	$(1,003)	$(1,022)	$(527)	$(1,407)	$(2,677)	$(700	)(9)
Overall Balance of Payments Surplus (Deficit)(7) (millions)	$(395)	$675	$172	$622	$585	$134.4	(9)
Total Official Reserves(8) (millions)	$624	$1,205	$1,328	$1,927	$2,417	$2,263	(10)

n/a	Not available.
(*)	Most recent available figures are provided.
(E)	Estimated figures.
(P)	Preliminary figures.
(R)	Revised figures.
(1)	All monetary amounts in millions of U.S. dollars at current prices, unless otherwise noted.
(2)	Constant GDP figures are based on 1996 constant dollars.
(3)	Including real estate, public administration, commerce, hotels and restaurants, financial services, the Colón Free Trade Zone (or the “CFZ”), Panama Canal, transportation and communications and public utilities.
(4)	Including mining, manufacturing, agriculture and construction.
(5)	Excluding interest on external debt.
(6)	Including the CFZ.
(7)	Figures were calculated pursuant to the V Version of the Balance of Payments Manual prepared by the IMF.
(8)	At December 31 for each year indicated except for 2009 figures.
(9)	As of June 30, 2009.
(10)	As of September 30, 2009.

Sources: Directorate of Analysis and Economic Policies, Office of the Comptroller General, Banco Nacional de Panamá (“BNP”) and Ministry of Economy and Finance.

The Global Bonds

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer	Republic of Panama.

Title of Security	8 7/8% Global Bonds due 2027.

Aggregate principal amount being offered hereby	$351,667,000.

Maturity date	September 30, 2027.

Issue price	Variable Price Reoffer. The Selling Bondholder will sell the global bonds to Morgan Stanley & Co. Incorporated, as underwriter, which plans to offer the global bonds to the public on a variable price reoffer basis. The underwriter proposes to offer the global bonds for sale, from time to time, in one or more transactions, at prices that may vary and may be different from par. These sales may occur at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Therefore, different purchasers may pay different prices for the global bonds.

Interest rate	8 7/8% per annum, computed on the basis of a 360-day year, consisting of twelve 30-day months.

Interest payment dates	Semi-annually on March 30 and September 30 of each year.

Risk Factors	Risk factors relating to the global bonds:

•	The price at which the global bonds trade from time to time in the secondary market is uncertain.

Risk factors relating to Panama:

•	Panama is a foreign sovereign state and the Selling Bondholder is a public sector entity of Panama; accordingly it may be difficult to obtain or enforce judgments against either of them.

•	Certain economic risks are inherent in any investment in an emerging market country such as Panama.

•	Panama’s U.S. dollar monetary arrangements impose constraints on fiscal and monetary policies and on its ability to finance deficits.

•	An adverse change in Panama’s debt-to-GDP ratio could affect its ability to service Panama’s debt.

•	The current economic crisis could have a material adverse effect on Panama’s economic performance, which may affect its ability to service its public debt.

Form	The global bonds are represented by one or more book-entry securities in fully registered form, without coupons, and are registered in the name of, and deposited with a custodian for, The Depository Trust Company (“DTC”). Beneficial interests in the global bonds will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the global bonds will be issued in definitive form. See “Description of the Global Bonds—Definitive Global Bonds” in this prospectus supplement.

Payment of principal and interest	Principal and interest on the global bonds are payable in U.S. dollars or other legal tender of the United States of America. As long as the global bonds are in the form of book-entry securities, payment of principal and interest to investors will be made through the facilities of DTC.

Redemption or sinking fund	The global bonds are not redeemable prior to maturity and are not entitled to the benefit of any sinking fund.

Ranking	The global bonds constitute direct, unconditional and general obligations of Panama and rank equally in right of payment with all other indebtedness issued in accordance with the fiscal agency agreement and with all other unsecured and unsubordinated Indebtedness of Panama. Panama has pledged its full faith and credit for the due and punctual payment of principal of and interest on the global bonds. See “Description of the Global Bonds—General Terms of the Global Bonds” in this prospectus supplement and “Debt Securities—Status of the Debt Securities” in the accompanying prospectus.

Negative Pledge	The global bonds contain certain covenants, including restrictions on the incurrence of certain Liens. See “Debt Securities—Negative Pledge” in the accompanying prospectus.

Events of Default	The global bonds contain events of default the occurrence of which may result in the acceleration of Panama’s obligations under the global bonds prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the outstanding global bonds. See “Description of the Global Bonds—Default; Acceleration of Maturity” in this prospectus supplement.

Amendments, Modifications, Waivers, Etc.	Unlike a number of debt securities issued by the Republic, the global bonds have not been designated Collective Action Securities and, as such, contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to much of Panama’s outstanding Public External Indebtedness that have been designated Collective Action Securities, as described under “Collective Action Securities” in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses”. As a result, the Republic may amend the payment provisions of the global bonds and certain other terms only with the written consent or affirmative vote of the holder of each global bond.

Listing	The global bonds are listed on the Luxembourg Stock Exchange and are admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Fiscal Agent	The global bonds have been issued pursuant to a fiscal agency agreement, dated as of September 26, 1997, as amended as of September 4, 2003, between Panama and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), as fiscal agent, paying agent, transfer agent and registrar.

Taxation	For a discussion of the Panamanian and United States tax consequences associated with the global bonds, see “Taxation—Panamanian Taxation” and “—U.S. Taxation” in this prospectus supplement and “Debt Securities—Tax Withholding; Payment of Additional Amounts” in the prospectus. Investors should consult their own tax advisors in determining the non-U.S., U.S. federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the global bonds.

Governing law	The global bonds are governed by the laws of the State of New York except with respect to their authorization and execution, which are governed by the laws of the Republic of Panama.

Further issues	From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment and the price).

Clearing Reference Numbers	The clearing reference numbers for the global bonds are:

ISIN                                                                                        US698299AD63

Common Code                                                                                   8023972

CUSIP                                                                                           698299AD6

RISK FACTORS

This section describes certain risks associated with investing in the global bonds. You should consult your financial and legal advisors about the risk of investing in the global bonds. Panama disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Global Bonds

The price at which the global bonds trade in the secondary market is uncertain.

The global bonds are listed on the Luxembourg Stock Exchange and are admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the global bonds and the price at which the global bonds trade in the secondary market from time to time. The price at which the global bonds will trade in the secondary market is uncertain.

Risk Factors Relating to Panama

Panama is a foreign sovereign state and the Selling Bondholder is a public sector entity of Panama, and accordingly it may be difficult to obtain or enforce judgments against either of them.

Panama is a foreign sovereign state and the Selling Bondholder is a public sector entity of Panama. As a result, it may be difficult or impossible for investors to obtain or enforce judgments against Panama or the Fiduciary Fund, whether in an investor’s own jurisdiction or elsewhere. See “Jurisdiction and Enforcement” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Panama.

Investing in an emerging market country such as Panama carries economic risks. These risks include many different factors that may affect Panama’s economic results, including the following:

•	interest rates in the United States and financial markets outside Panama;

•	changes in economic or tax policies;

•	the imposition of trade barriers;

•	general economic and business conditions in Panama and the global economy;

•	the ability of the Panama Canal to remain a competitive route for inter-oceanic transportation;

•	the ability of Panama to effect key economic reforms;

•	the impact of hostilities or political unrest in other countries that may affect international trade, commodity prices and the global economy; and

•	the decisions of international financial institutions regarding the terms of their financial assistance to Panama.

Any of these factors, as well as volatility in the markets for securities similar to the global bonds, may adversely affect the liquidity of, and trading markets for, the global bonds. See “Forward-looking Statements” in this prospectus supplement.

Panama’s U.S. dollar monetary arrangements impose constraints on fiscal and monetary policies and on its ability to finance deficits.

Public finance in Panama is heavily influenced by the U.S. dollar-based monetary arrangements in place since 1904. Panama has used the U.S. dollar as its legal tender since shortly after gaining its independence. The national currency, the Balboa, is used primarily as a unit of account linked to the U.S. dollar at a ratio of one dollar per one Balboa. The Government does not print paper currency, although a limited amount of coinage is minted. Although the absence of a printed national currency and the general absence of domestic budgetary financing through the banking system (other than from 1987 to 1989) reduce the risk of runaway inflation, they do impose constraints on fiscal and monetary policy, particularly for responding to external shocks, that are not present in countries that can finance their deficits by printing local currency. Panama’s non-financial public sector balance for 2004 registered an estimated deficit of $691.0 million (or 4.9% of nominal gross domestic product, referred to as GDP). Panama’s non-financial public sector balance for 2005 registered an estimated deficit of $500.1 million (or 3.3% of nominal GDP). Panama’s non-financial public sector balance for 2006 registered a surplus of approximately $87.7 million (or 0.5% of nominal GDP). Panama’s non-financial public sector balance for 2007 registered a surplus of approximately $683.0 million (or 3.5% of nominal GDP). Panama’s non-financial public sector balance for 2008 registered a surplus of approximately $97.8 million (or 0.4% of nominal GDP). Panama’s non-financial public sector balance for 2009 registered a deficit of approximately $253.3 million (or 1.0% of estimated nominal GDP). See “Recent Developments—The Economy” in this prospectus supplement. Future deficits could result in an increase in Panama’s debt, which could in turn have an adverse effect on Panama’s ability to service its debt.

An adverse change in Panama’s debt-to-GDP ratio could increase the burden on servicing Panama’s debt.

Panama’s ratio of total public sector debt to GDP decreased from 70.7% in 2004 to 66.4% in 2005. The ratio of total public sector debt to GDP was 61.0% in 2006. In 2007, Panama’s ratio of total public sector debt to GDP was 53.7%. In 2008, the ratio of total public sector debt to GDP was 45.2%, and in 2009, the ratio of total public sector debt to GDP was estimated to be 44.6%. Any significant increase in Panama’s public sector debt-to-GDP ratio could have an adverse effect on Panama’s ability to service its debt. See “Recent Developments—The Economy” in this prospectus supplement.

Panama’s economy remains vulnerable to external shocks, including the current global economic crisis and those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Panama’s economic growth and its ability to service its public debt.

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economic growth of any of Panama’s major trading partners could adversely affect Panama’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Panama could be adversely affected by negative economic or financial developments in other emerging market countries.

Preliminary estimates show that economic growth slowed for fiscal year 2009, with estimated real GDP growth of 3.0% for 2009 as compared to estimated real GDP growth of 10.7% for 2008, due in part to the impact of the global economic crisis on the Panamanian economy. The United States, Panama’s main trading partner and the main source of customers of the Panama Canal, has experienced a marked deceleration of economic activity.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Panama. In addition, there can be no assurance that these events will not adversely affect Panama’s economy, its ability to raise capital in the external debt markets in the future or its ability to service its public debt.

INCORPORATION BY REFERENCE

The Commission allows Panama to incorporate by reference some information that Panama files with the Commission. Panama can disclose important information to you by referring you to those documents. Panama’s Commission filings are available to the public from the Commission’s website at http://www.sec.gov. Exhibit D to Panama’s annual report on Form 18-K for the year ended December 31, 2008, filed with the Commission on September 30, 2009, as amended by Exhibit E to Panama’s annual report on Form 18-K filed with the Commission pursuant to Form 18-K/A on December 8, 2009, is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus. You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Table of References

EC No. 809/2004 Item	Annual Report on Form 18-K for 2008, as amended

Issuer’s position within the governmental framework	“The Republic of Panama—Form of Government and Political Parties” on pages D-9 to D-10 of Exhibit D

Geographic location and legal form of the issuer	“The Republic of Panama” on pages D-8 to D-10 of Exhibit D

Recent events relevant to the issuer’s solvency	“The Panamanian Economy—Reforms and Development Programs” and “—Economic Performance—2004 Through 2008” on pages D-12 to D-20 of Exhibit D

Structure of the issuer’s economy	“Structure of the Panamanian Economy” on pages D-26 to D-33, “The Panama Canal” on pages D-34 to D-39, “The Colón Free Zone” on page D-40 and “Financial System” on pages D-54 to D-60 of Exhibit D

Gross domestic product	“The Panamanian Economy—Gross Domestic Product” on pages D-21 to D-25 of Exhibit D

Panama’s political system and government	“The Republic of Panama—Form of Government and Political Parties” on pages D-9 to D-10 of Exhibit D

Tax and budgetary systems of the issuer	“Public Finance—Central Government Budget” and “—Taxation” on pages D-47 to D-48 and D-48 to D-49 of Exhibit D

Gross public debt of the issuer	“Public Sector Debt” on pages D-68 to D-74 of Exhibit D

Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-61 to D-67 of Exhibit D

Foreign exchange reserves	“Public Finance—International Reserves” on pages D-52 to D-53 of Exhibit D

Financial position and resources	“Public Finance” on pages D-47 to D-53 of Exhibit D

Income and expenditure figures and 2008 Budget and 2009 Budget	“Public Finance—Central Government Budget” on pages D-47 to D-48 of Exhibit D

ABOUT THIS PROSPECTUS SUPPLEMENT

The Republic of Panama, having made all reasonable inquiries, confirms that this prospectus supplement and the accompanying prospectus contain all information with respect to Panama and the global bonds that is material in the context of the offering and sale of the global bonds, and that such information is true and accurate in all material respects and is not misleading, that the opinions and intentions expressed herein are honestly held and that, to the best of Panama’s knowledge and belief, there are no other facts the omission of which would make any such information or the expression of any such opinions and intentions materially misleading. Panama accepts responsibility accordingly.

You should rely on information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. Panama has not authorized anyone else to provide you with any other information. You should not rely on any other information in making your investment decision. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information Panama has previously filed with the Commission and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Panama’s economic, fiscal or political circumstances may have changed since such dates.

The Selling Bondholder is not offering to sell or soliciting offers to buy any securities other than the global bonds offered under this prospectus supplement, nor is the Selling Bondholder offering to sell or soliciting offers to buy the global bonds in places where such offers are not permitted by applicable law.

The global bonds described in this prospectus supplement are debt securities of Panama being offered under Registration Statement No. 333-163050 filed with the Commission under the U.S. Securities Act of 1933, as amended; the accompanying prospectus is part of the registration statement. The accompanying prospectus provides you with a general description of the securities being offered for sale by the Selling Bondholder, and this prospectus supplement contains specific information about the global bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents contain information regarding Panama, the global bonds and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto, and the documents incorporated therein by reference, contain additional information about Panama and the global bonds. All such documents may be inspected at the office of the Commission. Certain terms used but not defined in this prospectus supplement are defined in the prospectus.

References to “U.S.$” or “$” in this prospectus supplement are to U.S. dollars.

References to the “Republic” or “Panama” are to the Republic of Panama.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the global bonds in certain jurisdictions may be restricted by law. Persons who receive copies of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. See “Underwriting” in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

Panama has made forward-looking statements in this prospectus supplement and the accompanying prospectus. Statements that are not historical facts are forward-looking statements. These statements are based on Panama’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Panama undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. Panama cautions you that many factors could affect the future performance of the Panamanian economy. These factors include, but are not limited to:

•	interest rates in the United States and financial markets outside Panama;

•	changes in economic or tax policies;

•	the imposition of trade barriers;

•	general economic and business conditions in Panama and the global economy;

•	the ability of the Panama Canal to remain a competitive route for inter-oceanic transportation;

•	the ability of Panama to effect key economic reforms;

•	the impact of hostilities or political unrest in other countries that may affect international trade, commodity prices and the global economy; and

•	the decisions of international financial institutions regarding the terms of their financial assistance to Panama.

SOVEREIGN IMMUNITY

Panama is a foreign sovereign state and the Selling Bondholder is a public sector entity of Panama. Consequently, your ability to sue and enforce judgments against Panama or the Selling Bondholder may be limited. For more information, see “Jurisdiction and Enforcement” in the accompanying prospectus.

CERTAIN LEGAL RESTRICTIONS

The distribution of materials relating to the offering of the global bonds, and the transactions contemplated by the offering, may be restricted by law in certain jurisdictions. If materials relating to the offering of the global bonds come into your possession, you are required by Panama to inform yourself of and to observe all of these restrictions. The materials relating to the offering of the global bonds do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the offering be made by a licensed broker or dealer, and the underwriter or any affiliate of the underwriter is a licensed broker or dealer in that jurisdiction, the offering of the global bonds shall be deemed to be made by the underwriter or such affiliate on behalf of the Selling Bondholder in that jurisdiction.

USE OF PROCEEDS

The Selling Bondholder will use the sale proceeds primarily for reinvestment in permitted securities in accordance with the Fiduciary Fund’s investment guidelines. Among the potential investments of the Fiduciary Fund are debt securities issued by Panama, including the global bonds, which may be acquired from time to time in the secondary market. Investment decisions will be made in accordance with market conditions prevailing from time to time. The Republic will not receive any proceeds from the sale of the global bonds by the Selling Bondholder.

RECENT DEVELOPMENTS

The information included in this section supplements the information about Panama contained in Panama’s annual report for the year ended December 31, 2008 on Form 18-K filed with the Commission on September 30, 2009, as amended by Amendment No. 1 thereto, filed on Form 18-K/A with the Commission on December 8, 2009. To the extent the information in this section is inconsistent with the information contained in such annual report, as amended, the information in this section replaces such information. Initially capitalized terms used in this section have the respective meanings assigned to those terms in such annual report, as amended.

National Elections

On May 3, 2009, Ricardo Martinelli, President of Cambio Democratico, referred to as CD, was elected President of Panama for a five-year term with 60.0% of the vote, and took office on July 1, 2009. President Martinelli’s coalition, consisting of CD, Partido Panamenista, Movimiento Liberal Republicano Nacionalista and Union Patriotica won a majority of the 71 seats available in the Assembly, securing 15, 21, two and four seats, respectively. The Partido Revolucionario Democratico secured 26 seats, the Partido Popular secured one seat, the Vanguardia Moral de la Patria secured none. Two nonpartisan seats were secured.

President Martinelli announced during his inaugural address that under his term, the priorities of the Government will be the security for its citizens and the eradication of corruption within governmental institutions. Moreover, the Government will have a stronger participation in infrastructure projects such as the construction of a metro system to improve the efficiency of the transportation system in the country. Before assuming office, Martinelli indicated his plans to promote various fiscal reforms which would allow the Government to increase its revenues and redirect them towards social investment projects such as the construction of housing for limited income families.

Recent Government Actions

On June 5, 2008, Law No. 34 of 2008 was ratified, establishing a new Social and Fiscal Responsibility Regime, in order to promote sound fiscal policies and management. This Law was published in the Gaceta Oficial Digital No. 26,056 of June 6, 2008, and came into force on January 1, 2009. The new Social and Fiscal Responsibility Regime established by Law No. 34 of 2008 will require any new government to present, during the first six months of its administration, a multi-year social strategy, a five-year financial plan and the macroeconomic criteria to manage public expenditures and to incentivize current savings.

On January 21, 2009, the Financial Stimulus Program, referred to as Programa de Estímulo Financiero or PEF, was announced by then President Torrijos. The objective of the PEF is to provide up to $1.1 billion to promote economic stability and growth of employment and the economy to counteract the effects of the global economic crisis. The PEF was created under Cabinet Decree No. 9, dated March 9, 2009, published in the Gaceta Oficial Digital No. 26,237 of March 10, 2009, and has as its main objective to compensate for the reduction in credit available to Panamanian banks from international sources due to reductions in credit lines from banks abroad and from the international financial markets. The funds for the program were originally expected to be borrowed from Corporación Andina de Fomento, referred to as CAF, the Inter-American Development Bank, referred to as the IADB, and Banco Nacional de Panamá, referred to as BNP. While negotiations were significantly advanced with each of the financial institutions providing funds for the program, the Republic modified the fundamentals of the program pursuant to Cabinet Decree No. 19, dated June 2, 2009, to reduce the initial amount of the PEF and exclude the portion expected to be borrowed from the IADB while leaving open the possibility for BNP to enhance its support to the program in the future. Funds received under the PEF will be deposited in a trust administered by BNP (as authorized under Cabinet Resolution No. 28, dated March 16, 2009), and benefitting from a guarantee issued by the Republic. The PEF and its trust were duly implemented after the credit facilities were executed, and made publicly available to the Panamanian financial institutions. Panamanian financial institutions seeking access to the PEF will be required to provide full collateral for their borrowings. Interest will be charged at rates determined with reference to the interest on the loans used to fund the trust and to the term of each loan. Additionally, some fees will be assessed to cover administrative costs of the program. In connection with the PEF, President Martinelli issued Executive Decree No. 89, dated July 24, 2009, appointing the new Directive Council of the PEF, which is comprised of five individuals, including the General Manager and Risk Manager of BNP. The role of the Directive Council is to advise the Government on applicable measures to counteract the effects that the global economic crisis may have on Panama and to recommend credit policies applicable to the program.

In April 2009, the Group of Twenty, or G-20, announced an agreement targeting tax havens and noted that the Organisation for Economic Co-Operation and Development, referred to as the OECD, had published a “grey list” of approximately 40 jurisdictions, including Panama, that had committed to internationally agreed-upon tax reporting standards, but have not yet fully implemented them. Panama has made significant progress toward removing itself from the OECD’s list by continued efforts to provide increased transparency and information sharing. The Government believes it is implementing adequate measures to deal with this matter in order to be removed from the list in the near term.

On April 30, 2009, then President Torrijos issued Executive Decree No. 114 of 2009, published in the Gaceta Oficial Digital No. 26,272-A of April 30, 2009, creating the “Comisión de Alto Nivel para la Defensa de los Servicios Internacionales y Financieros”. This Commission was created as a permanent consultative group to advise the President in relation to the development and implementation of a national policy to maintain the competitiveness of the Republic’s national and international financial services. Through Executive Decree No. 206 dated July 15, 2009, President Martinelli designated the new members of the Commission from both the public and private sectors.

On July 2, 2009, President Martinelli issued Executive Decree No.150, published in the Gaceta Oficial Digital No. 26,316 of July 3, 2009, which came into force on July 2, 2009. This decree created the Secretary of Metro for Panama. The Secretariat is part of the Ministry of the Presidency and is responsible for the organization and execution of all actions necessary with respect to the design, execution, administration, operation and maintenance of the metro transportation system project, which will be known as “El Metro de Panamá”. El Metro de Panamá will be designed in order to provide Panamanians with a more efficient mass transportation system. The process of selecting contractors for the project has begun and the government anticipates that construction of the first phase will begin in the third quarter of 2010. The cost of the first phase is estimated to be approximately $1.5 billion, which the government expects to finance through central government borrowings from multilateral and bilateral lending institutions.

On July 22, 2009, President Martinelli issued Executive Decree No. 250, published in the Gaceta Oficial Digital No. 26,329-A of July 22, 2009, which came into force on August 1, 2009. Under this decree, the basic wages of certain positions in the police force have been increased in order to provide citizens better incentive to join the police force and to promote overall security in Panama.

On July 27, 2009, President Martinelli issued Executive Decree No. 97, published in the Gaceta Oficial Digital No. 26,337 of August 3, 2009, and came into effect on August 3, 2009. This decree created the “Comisión para el Logro del Grado de Inversión para la Deuda de Largo Plazo de la República”, a temporary consultative body designed to assist the Republic in seeking to obtain a long-term issuer credit rating of investment grade from Standard & Poor’s, Moody’s Investors Services and Fitch Ratings. Currently, Panama’s long-term issuer credit rating is BB+, Ba1, and BB+, respectively, from those rating agencies, each of which is one level below the investment grade category for each of those rating agencies.

A Standard & Poor’s “BB” rating indicates that an obligor is less vulnerable in the near term than other lower-rated obligors although it faces major ongoing uncertainties and exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitments. The ratings from “AA” to “CCC” for Standard & Poor’s may be modified by the addition of a plus “+” or minus “-” sign to show relative standing within the major rating categories. On November 9, 2009, Standard & Poor’s raised Panama’s credit rating outlook from “stable” to “positive”, citing the Republic’s fiscal responsibility and strong growth prospects due to the planned expansion of the Panama Canal. A Standard & Poor’s rating outlook assesses the potential direction of a long-term credit rating over the intermediate term (typically six months to two years). A “positive” outlook means that a rating may be raised and a “stable” outlook means that a rating is not likely to change. Obligations rated “Ba” for Moody’s are judged to have speculative elements and are subject to substantial credit risk. Moody’s appends numerical modifiers 1, 2 and 3 to each generic rating classification. The modifier 1 indicates a high-range ranking in the Ba generic rating classification. On February 12, 2010, Moody’s placed the

Republic’s credit rating on review for an upgrade, citing significant improvement in Panama’s fiscal accounts and debt load. According to Moody’s announcement, the review affects Panama’s Ba1 foreign currency government bond rating, which is now one level below investment grade. Other Moody’s ratings also on review for upgrade are the foreign currency country ceilings for bonds and deposits, currently A3 and Baa2, respectively. Moody’s noted that its ratings review is typically conducted within three months after ratings are placed on review. Moody’s announcement does not constitute an assurance that any of Panama’s ratings will be upgraded. Moody’s final decision will only be made following completion of its review. A Fitch “BB” rating indicates that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met. The modifiers “+” or “-” may be appended to a Fitch rating to denote relative status within major rating categories.

Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Panama’s current ratings and the rating outlooks currently assigned to Panama are dependent upon economic conditions and other factors affecting credit risk that are outside the control of Panama. Any adverse change in Panama’s credit ratings could adversely affect the trading price for the global bonds. Each rating should be evaluated independently of the others. Detailed explanations of the ratings may be obtained from the rating agencies. The information above was obtained from information available on the websites of the rating agencies.

On August 5, 2009, Law 45 of 2009 was ratified, granting an extension for the payment of taxes owed. This law was published in the Gaceta Oficial Digital No. 26,339 of August 5, 2009, and came into force on August 6, 2009. The law grants individuals an extension for the payment of taxes, which includes taxes, fees, contributions or any other financial debt that a person is required to pay to the Department of General Income. This agency, which is under the supervision of the Ministry of Economy and Finance, will accept payments for taxes, including those that have been postponed pursuant to this law, through June 30, 2009. In addition, taxpayers will also be able to reach an agreement with the agency in order to delay payment until December 31, 2009. As of November 2009, the Government collected approximately $94.5 million in taxes due to Law 45.

On September 17, 2009, Law 49 of 2009 was ratified, modifying the Panamanian Fiscal Code. This law was published in the Gaceta Oficial Digital No. 26,370-C of September 17, 2009, and came into force on September 17, 2009, with the exceptions of Articles 9, 10 and 29, which came into effect on January 1, 2010. Currently, the Republic has one of the lowest tax rates in Latin America, which accounts for approximately 10% of GDP. This Law seeks to modify the Fiscal Code so that the Republic can generate additional revenue to provide for public services. With the additional funds that the Republic will receive, the Republic intends to contribute to social expenses, security expenses and infrastructure development.

On November 6, 2009, Law 69 of 2009 was ratified, governing public contracts. This law was published in the Gaceta Oficial Digital No. 26,402-C of November 6, 2009. The law prohibits modifications or amendments to investment contracts or concession agreements entered into by public sector entities in Panama that would be considered detrimental to the Republic.

On January 4, 2010, the Cabinet Council of Panama adopted Cabinet Resolution No. 1, published in the Gaceta Oficial Digital No. 26,442 of January 7, 2010, approving a transaction to provide a cap on the cost of bunker fuel for electric generation in 2010, based on fuel prices prevailing during the year. The transaction is aimed at stabilizing the cost of electricity to consumers during 2010. The cost of the program is not considered to be material to the 2010 budget of the Republic.

The Economy

In the first nine months of 2009, Panama’s GDP registered an estimated real increase of 2.1% compared to the same period of 2008. The Government estimates that real GDP growth for full year 2009 was 3.0%, as compared to estimated real GDP growth of 10.7% for 2008.

The mining sector grew an estimated 7.1% in the first nine months of 2009 compared to the same period of 2008 primarily due to an increase in demand for basic material products for construction. In the first nine months of 2009, the construction sector grew by an estimated 6.9% compared to the same period of 2008 due to an overall increase in construction projects. The transportation and communications sector grew an estimated 8.2% in the first nine months of 2009 compared to the same period of 2008 primarily due to an increase in mobile phone registrations, high-speed internet and international phone services. The commerce, hotels and restaurant sector increased an estimated 1.3% in the first nine months of 2009 compared to the same period of 2008 due in part to increased tourism.

Manufacturing activity decreased an estimated 0.5% in the first nine months of 2009 compared to the same period of 2008 and the financial intermediation sector decreased an estimated 0.1% in the first nine months of 2009 compared to the same period of 2008. The agriculture sector decreased an estimated 10.0% in the first nine months of 2009 compared to the same period of 2008 primarily due to a decrease in the exports of bananas and other fruit products as well as a decrease in the harvesting of fruits. The fisheries sector decreased an estimated 4.3% in the first nine months of 2009 compared to the same period of 2008 due to a decrease in industrial fishing and the capture of fish for commercial purposes. The real estate sector decreased an estimated 4.4% in the first nine months of 2009 compared to the same period of 2008 primarily due to a decrease in international activities related to real estate.

The Assembly approved Panama’s 2010 budget on October 28, 2009. The 2010 budget contemplates total expenditures of $10.6 billion, with budget estimates based on an anticipated 6.5% growth in nominal GDP and an anticipated consolidated non-financial public sector deficit of approximately $511.7 million (or approximately 1.9% of nominal GDP) for 2010.

Public Finance

For the year ended December 31, 2009, total consolidated non-financial public sector revenues were $6.1 billion and total consolidated non-financial public sector expenditures were $6.4 billion, registering an overall deficit of $253.3 million, or 1.0% of estimated nominal GDP. The Central Government deficit as of December 31, 2009 was $357.2 million, or 1.5% of estimated nominal GDP.

Public Debt

For the year ended December 31, 2009, Panama’s external debt totaled $10.2 billion, up from $8.5 billion as of December 31, 2008. As of December 31, 2009, Panama’s internal debt totaled $822 million, down $1.1 billion from December 31, 2008. Panama’s total public sector debt as of December 31, 2009 was $11.0 billion, up from $10.4 billion as of December 31, 2008.

In an effort to promote the development of Panama’s capital markets, the Government continued in 2009 with a program of Treasury Bill issuances with seven auctions from January 27, 2009 to December 15, 2009. Panama issued $493.6 million of zero-coupon Treasury Bills with short-term maturities of one year or less in Panama’s capital markets. As of December 31, 2009, outstanding Treasury Bills amounted to $220.8 million and outstanding Treasury Notes amounted to $265.1 million. The Treasury Notes program was suspended after the issuance of September 6, 2005; however, the Government reinstated the Treasury Notes issuance program in 2010, and on January 19, 2010, the Government issued its first Treasury Bill issuance for approximately $20.0 million. On January 26, 2010, the Executive Cabinet Council authorized the issuance of local Treasury Notes in a principal amount up to $600 million dollars. On February 4, 2010, the Government issued the first Treasury Notes issuance of 2010 for approximately $43.5 million and on February 9, 2010, the Government issued the second Treasury Bill issuance of 2010 for approximately $20.0 million.

In June 2008, the IADB granted Panama a $51.3 million loan for the financing of commercial development and public/private sector competitiveness progress, furthering the governmental goals of strengthening systematic capacities, which plans were implemented by a $19.7 million financing made available by the IADB. With the support of the IADB, the Republic established and implemented programs to enhance the development of geographic regions with the greatest needs, such as Bocas del Toro, Colón and Provincias Centrales (Coclé, Herrera, Los Santos, Veraguas), with loans of approximately $29 million, $20 million, and $43 million, respectively. The participation of the IADB also included granting of a loan for Empresa de Transmisión Eléctrica S.A., or ETESA, a Republic-owned corporation in charge of energy transmission along its territory. The IADB granted the Republic three loans in 2009 directed to improve living conditions for the poor, energy sector consolidation, and public corporation reforms, for approximately $30 million, $100 million, and $12.5 million, respectively.

Panama’s ratio of total public sector debt to GDP decreased from 70.7% in 2004 to 66.4% in 2005. The ratio of total public sector debt to GDP was 61.0% in 2006. In 2007, Panama’s ratio of total public sector debt to GDP was 53.7%. As of December 31, 2008, the ratio of total public sector debt to GDP was 45.2%, and as of December 31, 2009, the ratio of total public sector debt to GDP was estimated to be 44.6%.

On November 16, 2009, Panama issued $1.0 billion aggregate principal amount of its 5.200% Global Bonds due 2020.

International Trade

Panama concluded its free trade negotiations with the United States in December 2006, and signed a free trade agreement with the United States, referred to as the Trade Promotion Agreement on June 28, 2007 that will come into effect upon approval by each country’s legislature. The Panamanian Assembly ratified the Trade Promotion Agreement on July 11, 2007, but the U.S. Congress has yet to ratify the agreement.

As of June 30, 2009, exports including CFZ amounted to $5.1 billion and imports including CFZ amounted to $7.8 billion, resulting in a trade deficit of $2.7 billion.

IMF Relationship

Panama’s most recent standby agreement with the International Monetary Fund, referred to as the IMF, expired in March 2002, and no new standby facility has been arranged. The IMF concluded its most recent Article IV consultation with Panama on June 1, 2009 for year-end 2008. In this review, the IMF Executive Board noted Panama’s strong economic fundamentals during a time of global financial downturn. The IMF Executive Board also welcomed the effective adoption of the Social and Fiscal Responsibility Law to help strengthen fiscal discipline and enhance transparency and accountability, as well as the strong liquidity position of banks and the timely passage of the new Bank Law, which came into effect on August 25, 2008, and is designed in order to improve bank supervision and the bank regulatory framework.

The Panama Canal

In a national referendum on October 22, 2006, the citizens of Panama voted to approve the canal expansion project proposed by the Panama Canal Authority, and on December 6, 2006, the Cabinet approved the first $120 million of expenditures to begin work. The expansion project includes the building of a new lane of traffic in conjunction with the construction of a third set of locks which will double the Canal’s capacity, allowing increased traffic and larger ships. As part of the canal expansion project, in April 2008 the canal awarded a $177 million contract to the Belgian firm Dredging International to excavate the Pacific entrance of the canal. On July 15, 2009, the construction of the third set of locks was awarded to the Grupo Unidos por el Canal consortium, composed of Sacyr Vallehermoso, S.A., Impregilo S.p.A., Jan de Nul n.v., and Constructora Urbana, S.A., for a total base price of approximately $3.1 billion. On August 11, 2009, Grupo Unidos por el Canal provided a performance bond of $400 million to the Panama Canal Authority. Construction began in the third quarter of 2009 and is expected to be completed in 2014. As of December 31, 2009, the expansion project was on schedule and under budget.

On July 21, 2008, the Assembly approved the Panama Canal Authority’s budget for fiscal year 2009, allocating $152.0 million to the Canal’s investment program and $835.7 million to the Canal’s expansion project relating to the third set of locks. In addition, in September 2009, the Assembly approved the Panama Canal Authority’s budget for fiscal year 2010, allocating $40.3 million to the Canal’s investment program and $752.2 million to the Canal’s expansion project relating to the third set of locks.

On December 9, 2008, the Panama Canal Authority signed a $2.3 billion agreement with five multilateral and development organizations to finance the Canal’s expansion project, which is estimated to cost approximately $5.25 billion. The Japan Bank for International Cooperation, the European Investment Bank, the IADB, CAF and

International Finance Corporation each agreed to provide the financing under favorable terms to the Panama Canal Authority. The remaining funds for the expansion project are expected to come from the Canal’s regular business operations and implementation of toll increases. To reduce the risk of lowering demand resulting from toll increases, the Panama Canal Authority implemented a three-year toll increase designed to generate the appropriate cash flows needed to finance a significant portion of the program. As of March 2009, the Panama Canal Authority had financed approximately $500 million of the expansion project through internal funding.

In 2008 and 2009, the United States, the main source of customers of the Panama Canal, experienced a marked deceleration of economic activity. In spite of the economic conditions in the United States, trade via the Panama Canal during its fiscal year ended September 30, 2008 was only slightly affected and toll revenues remained firm. From the beginning of its 2009 fiscal year, which began on October 1, 2008, through August 31, 2009, approximately 13,277 transits passed through the Canal as compared to 13,633 transits for the same period during fiscal year 2008, resulting in a decrease of approximately 2.6%. Approximately 182.8 million long tons of cargo passed through the Canal between October 1, 2008 and August 31, 2009 as compared to 193.8 million long tons during the same period of time for fiscal year 2008, representing a decrease of approximately 5.7%. Toll revenue remained firm despite the decrease in transits, primarily due to an increase in prices. The Panama Canal Authority announced that toll revenues for the fiscal year ended September 30, 2008 reached $1.3 billion, an increase of 11.3% over fiscal year 2007. For the Panama Canal’s fiscal year ended September 30, 2009, toll revenue totaled approximately $1.4 billion as compared to $1.3 billion for fiscal year ended September 30, 2008, representing an increase of approximately 9.2%, mainly due to the effects of the implementation of the toll price adjustment discussed below. During the Panama Canal’s fiscal year ended September 30, 2009, there was a marginal decline in total transits and tonnage as compared to fiscal year ended September 30, 2008, from 14,702 transits to 14,342 transits. However, general cargo and tanker traffic through the Canal increased 12.3% during its fiscal year ended September 30, 2009, as compared to fiscal year ended September 30, 2008. For fiscal year 2010, the Panama Canal Authority expects total vessel tonnage to remain close to 2009 levels and that toll revenue will be approximately $1.5 billion, which represents approximately $69 million, or 4.7% more than fiscal year 2009.

The Panama Canal Authority estimates a decrease of approximately 5.9% in PC/UMS (Panama Canal Universal Measurement System) tonnage of cargo passing through the Canal during fiscal year 2009, but does not expect toll revenues to experience significant change due to the implementation of the last phase of a three step toll rate increase approved in May 2005. Several shipping companies have recently requested the cancelation or deferral of the scheduled 2009 toll rate increase. The final decision to implement the third phase of the three-step toll increase was made in 2007 after extensive consultations in 2006 and early 2007 and significant accommodations to industry requests. Thus, despite the requests from shipping companies, the Panama Canal Authority believes that its price-setting consultation process provides for transparency and predictability in its pricing proposals in a manner that permits industry-wide participation.

The estimated results for the Panama Canal are subject to revision based on the duration and severity of the global economic downturn, and accordingly no assurance can be given concerning actual results for fiscal year 2009 or thereafter.

On October 1, 2009, the Panama Canal Authority announced that it will continue until April 30, 2010 a program that provides short-term cost reduction and greater flexibility to its reservation system. The program consists of temporary measures designed to help mitigate the impact of the economic crisis on the Canal’s clients, using information that was obtained through consultation with customers.

SELLING BONDHOLDER

The Selling Bondholder is Banco Nacional de Panamá, in its capacity as trustee of the Fiduciary Fund. The Fiduciary Fund is a trust formed under the laws of the Republic of Panama, and was created pursuant to Law No. 20 (as published in the Official Gazette on May 17, 1995), as amended, to provide funding for projects in the public sector deemed to be of social benefit to the Republic. The Ministry of Economy and Finance acts as settlor for the Fiduciary Fund and Banco Nacional de Panamá acts as its trustee. In the sale of the global bonds, the Selling Bondholder acts pursuant to instructions given by the Republic as settlor of the Fiduciary Fund. The Republic is the final beneficiary. At present the Fiduciary Fund maintains its assets primarily in marketable securities meeting established investment guidelines.

The following table sets forth the aggregate principal amount of the global bonds beneficially owned by the Selling Bondholder immediately prior to the date of this prospectus supplement and the total principal amount of the global bonds that may be offered pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of the global bonds by the Selling Bondholder as adjusted to reflect the assumed sale of all of the global bonds offered under this prospectus supplement.

Security	Aggregate Principal Amount Beneficially Owned By Selling Bondholder Before Offering	Aggregate Principal Amount Being Offered	Aggregate Principal Amount Beneficially Owned By Selling Bondholder After Offering
8 7 /8% Global Bonds due 2027	$351,667,000	$351,667,000	$0

The sale of the global bonds by the Selling Bondholder and the use of the Republic’s Registration Statement for this purpose have been authorized by the National Economic Council of the Republic as evidenced in Letter N° 008, dated January 15, 2010, and by the Cabinet Council of Panama pursuant to Cabinet Council Decree N° 5, dated January 26, 2010, modifying Cabinet Council Decree N° 49, dated December 15, 2009, published in the Official Gazette N° 26476-C, dated February 24, 2010.

DESCRIPTION OF THE GLOBAL BONDS

The global bonds have been issued under the fiscal agency agreement, dated as of September 26, 1997, as amended as of September 4, 2003, between Panama and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), as fiscal agent. Panama has appointed a registrar, paying agent and transfer agent in accordance with the fiscal agency agreement.

The following description is a summary of the material provisions of the global bonds and the fiscal agency agreement. Because it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the global bonds. Therefore, Panama urges you to read the fiscal agency agreement and the form of global bonds in making your decision on whether to invest in the global bonds. Panama has filed a copy of these documents with the Commission, and copies of these documents are available at the office of the fiscal agent in New York City.

The following description of the particular terms of the global bonds offered hereby supplements and, to the extent inconsistent therewith, replaces information contained in the description of the general terms and provisions of the debt securities set forth in the prospectus.

General Terms of the Global Bonds

The global bonds:

•

were originally issued in an aggregate principal amount of $700,000,000 on September 26, 1997, and an additional $275,000,000 aggregate principal amount of the global bonds was issued on February 28, 2003;

•	mature at par, including any accrued and unpaid interest, on September 30, 2027;

•	bear interest at 8 7/8% per annum, calculated on the basis of a 360-day year, consisting of twelve 30-day months; and

•

pay interest semi-annually in arrears in equal installments on March 30 and September 30 of each year, to be paid to the person in whose name the global bond is registered at the close of business on the preceding March 15 or September 15, as the case may be; the next interest payment date will be March 30, 2010.

•	are not redeemable prior to maturity and are not entitled to the benefit of any sinking fund;

•

are direct, unconditional and general obligations of Panama and rank equally, without any preference among themselves, with all other indebtedness issued in accordance with the fiscal agency agreement and with all other unsecured and unsubordinated Indebtedness of Panama, and Panama has pledged its full faith and credit for the due and punctual payment and the due and timely payment of all obligations of Panama in respect thereof;

•	are recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg;

•	have been issued in fully registered book-entry form, without coupons, registered in the name of DTC or its nominee in denominations of $1,000 and integral multiples of $1,000 in excess thereof; and

•	are available in definitive form only under certain limited circumstances.

Unlike a number of debt securities issued by Panama, the global bonds have not been designated Collective Action Securities and, as such, contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to much of Panama’s outstanding Public External Indebtedness that have been designated Collective Action Securities, as described under “Collective Action Securities” in the accompanying prospectus. As a result, Panama may amend the payment provisions of the global bonds and certain other terms only with the written consent or affirmative vote of the holder of each global bond.

Payment of Principal and Interest

Panama will make payments of principal of and interest on the global bonds in U.S. dollars through the fiscal agent to DTC, which will receive the funds for distribution to the holders of the global bonds. Panama expects that holders of the global bonds will be paid in accordance with the procedures of DTC and its direct and indirect participants. Neither Panama nor the fiscal agent will have any responsibility or liability for any aspect of the records of, or payments made by, DTC or any failure on the part of DTC to make payments to holders of the global bonds from the funds it receives.

If any date for an interest or principal payment is a day on which banking institutions in New York City are authorized or obligated by law or executive order to be closed, Panama will make the payment on the next New York City banking day. No interest on the global bonds will accrue as a result of this delay in payment.

If any money that Panama pays to the fiscal agent or to any paying agent for the payment of principal of or interest on the global bonds is not claimed prior to the expiration of two years after the principal or interest was due and paid by Panama, then the fiscal agent or paying agent will repay the money to Panama. If this occurs, Panama will promptly confirm the receipt of this repayment in writing to the fiscal agent. After any such repayment, the fiscal agent or paying agent will not be liable with respect to the payments. However, Panama’s obligations to pay the principal of and interest on the global bonds as they become due will not be affected by such repayment. To the extent permitted by law, the global bonds will become void unless presented for payment within five years after the maturity date thereof (or such shorter period as may be prescribed by applicable law).

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the global bonds:

(a) a default by Panama in any payment of principal of the global bonds which continues for 15 calendar days;

(b) a default by Panama in any payment of interest on the global bonds which continues for 30 calendar days;

(c) a default by Panama in the performance of any other obligation under the global bonds which continues for 60 calendar days after the holder of any global bonds has provided to the fiscal agent written notice requiring such default to be remedied;

(d) an acceleration of any aggregate principal amount of public indebtedness of Panama that exceeds U.S.$25,000,000 (or its equivalent in any other currency) by reason of an event of default resulting from Panama’s failure to make any payment of principal, premium or interest under this public indebtedness when due;

(e) a failure of Panama to make any payment in respect of public indebtedness of Panama in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due (whether at stated maturity, by acceleration or otherwise), which continues for 30 calendar days after the holder of any global bonds has provided to the fiscal agent written notice requiring this default be remedied;

(f) a declaration by Panama of a moratorium with respect to the payment of principal of, or premium or interest on, public external indebtedness of Panama which does not expressly exclude the global bonds; or

(g) a denial or repudiation by Panama of its obligations under the global bonds.

If an event of default described in clause (a), (b), (f) or (g) above occurs, then the registered holder of the global bonds may declare the principal of and any accrued interest on the global bonds it holds immediately due and payable.

If an event of default described in clause (c), (d) or (e) above occurs with respect to the global bonds, then the holders of not less than 25% in principal amount of all the global bonds then outstanding may declare the principal of and any accrued interest on all the global bonds then outstanding immediately due and payable. The global bonds held directly or indirectly by or on behalf of Panama or any political subdivision or instrumentality thereof shall not be considered “outstanding” for this purpose.

Holders of the global bonds may exercise these rights only by providing a written demand to Panama and the fiscal agent at its New York office at a time when the event of default is continuing.

Fiscal Agent

The fiscal agency agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s relief from responsibility for actions that it takes. The fiscal agent is entitled to enter into business transactions with Panama or any of its respective affiliates without accounting for any profit resulting from such transactions.

Paying Agents; Transfer Agents; Registrar

Panama has initially appointed The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), acting through its Corporate Trust Office in New York, as paying agent, transfer agent and registrar. Panama may at any time appoint new paying agents, transfer agents and registrars. Panama, however, will at all times maintain:

•	a principal paying agent in New York City, and

•	a registrar in New York City.

In addition, so long as the global bonds of such series are listed on the Official List of the Luxembourg Stock Exchange and the rules of such exchange so require, Panama will maintain a paying agent and a transfer agent in Luxembourg. Panama will promptly provide notice (as described under “—Notices”) of the termination or appointment of, or of any change in the office of, any paying agent, transfer agent or registrar.

Definitive Global Bonds

Panama will issue global bonds in definitive form in exchange for the book-entry securities only if:

•

DTC is unwilling or unable to continue as depositary, is ineligible to act as depositary or ceases to be a “clearing agency” registered under the U.S. Securities Exchange Act of 1934, as amended, and Panama does not appoint a qualified successor within ninety (90) days after DTC notifies Panama or Panama becomes aware that DTC is unwilling, unable or ineligible to act as depositary or is no longer registered to be a “clearing agency”;

•	Panama, at its option, elects to terminate the book-entry system through DTC; or

•	an event of default with respect to the global bonds shall have occurred and be continuing.

Payments on any definitive global bonds will be made at the Corporate Trust Office of the fiscal agent in New York City and at the specified office of the paying agent in Luxembourg (against surrender of the relevant definitive global bond, in the case of payments of principal). You will not be charged a fee for the registration of transfers or exchanges of definitive global bonds. You may transfer any definitive registered global bond, according to the procedures in the fiscal agency agreement, by presenting and surrendering it at the office of any transfer agent.

Notices

Panama will publish notices to the holders of the global bonds in a leading newspaper having general circulation in London and New York. Panama expects that it will make such publication in the Financial Times and The Wall Street Journal. So long as the global bonds are listed on the Luxembourg Stock Exchange and the rules of that Exchange so require, Panama will publish notices to the holders of the global bonds on the website of the Luxembourg Stock Exchange (www.bourse.lu) and/or in a leading newspaper having general circulation in Luxembourg. Panama will consider a notice to be given on the date of its first publication.

In the case of the book-entry securities, notices also will be sent to DTC or its nominee, as the holder thereof, and DTC will communicate such notices to DTC participants in accordance with its standard procedures.

Further Issues of the Global Bonds

From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment and the price).

Amendments and Waivers

Unless the unanimous consent of holders of the global bonds is required as specified below, with:

•

the affirmative vote, in person or by proxy, of the holders of at least 66 2/3% of the aggregate principal amount of the outstanding global bonds represented and voting at a duly called and held meeting; or

•	the written consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding global bonds:

(i) Panama and the fiscal agent may modify, amend or supplement the terms of the global bonds or, insofar as it affects the global bonds, the fiscal agency agreement, in any way and (ii) holders of global bonds may make, take or give any request, demand, authorization, direction, notice, consent, waiver or action provided by the fiscal agency agreement or the global bonds to be made, given or taken by holders of global bonds.

The following actions may only be taken with the written consent or affirmative vote of the holder of each global bond:

•	changing the due date for the payment of the principal of, any installment of interest on or premium (if any) on the global bonds;

•	reducing the principal amount of the global bonds;

•	reducing the portion of the principal amount which is payable in the event of an acceleration of the maturity of the global bonds;

•	reducing the interest rate on the global bonds;

•	reducing the premium, if any, payable upon the redemption of any global bonds;

•	changing the currency in which any amount in respect of the global bonds is payable;

•	changing the required places at which any amount in respect of the global bonds is payable;

•	shortening the period during which Panama is not permitted to redeem the global bonds;

•	permitting Panama to redeem the global bonds, if Panama is not otherwise permitted to redeem the global bonds;

•	reducing the proportion of the principal amount of the global bonds that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the global bonds, or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action; or

•	changing the obligation of Panama to pay additional amounts under the global bonds.

Panama and the fiscal agent may, without the vote or consent of any holder of global bonds, modify, amend or supplement the fiscal agency agreement or the global bonds for the purpose of:

•	adding to the covenants of Panama;

•	surrendering any right or power conferred upon Panama;

•	securing the global bonds pursuant to the requirements of the global bonds or otherwise;

•	correcting any defective provision contained in the fiscal agency agreement or in the global bonds; or

•	amending the fiscal agency agreement or the global bonds in any manner that Panama and the fiscal agent may determine and that does not adversely affect the interest of any holder of global bonds.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of global bonds.

Purchase of Global Bonds by Panama

Panama may at any time purchase any of the global bonds in any manner and for any consideration. All global bonds which are purchased by or on behalf of Panama may be held, resold or surrendered for cancellation.

Listing

The global bonds are listed on the Luxembourg Stock Exchange and are admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

GLOBAL CLEARANCE AND SETTLEMENT

Panama has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, and Panama takes responsibility for the accurate reproduction of this information. Panama takes no responsibility, however, for the accuracy of this information. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. None of Panama, the fiscal agent, the registrar, the paying agent nor the transfer agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Panama, the fiscal agent, the registrar, the paying agent or the transfer agent be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions between its participants. It does this through electronic book-entry changes in accounts of its participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by institutions such as NYSE Euronext and The NASDAQ OMX Group, Inc.

Euroclear and Clearstream, Luxembourg

Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement, and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream, Luxembourg participants.

Distributions with respect to global bonds held beneficially through Euroclear and Clearstream, Luxembourg will be credited to cash accounts of Euroclear and Clearstream, Luxembourg participants in accordance with their rules and procedures to the extent received by the depositary for Euroclear or Clearstream, Luxembourg.

Ownership of Bonds through DTC, Euroclear and Clearstream, Luxembourg

The global bonds have been issued in the form of one or more fully registered book-entry securities, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry securities. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interest in the book-entry securities through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the book-entry securities in their customers’

securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

Panama and the fiscal agent generally will treat the registered holder of the global bonds, initially Cede & Co., as the absolute owner of the global bonds for all purposes. Once Panama and the fiscal agent make payments to the registered holders, Panama and the fiscal agent will no longer be liable on the global bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry securities, you must rely on the procedures of the institutions through which you hold your interests in the book-entry securities (including DTC, Euroclear, Clearstream, Luxembourg and their participants) to exercise any of the rights granted to the holder of the book-entry securities. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry securities, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the global bonds. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the global bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the global bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed global bonds. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the global bonds among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge beneficial interests in the global bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the global bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the global bonds are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the global bonds and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the global bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the global bonds to Euroclear or Clearstream, Luxembourg. Euroclear or Clearstream, Luxembourg will credit the global bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the global bonds by wire transfer on the value date. The most direct way of doing this is to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date) either from cash on hand or existing lines of credit. Under this approach, however, participants take on credit exposure to Euroclear or Clearstream, Luxembourg until the global bonds are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the global bonds. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the global bonds were credited to the participant’s account. However, interest on the global bonds would accrue from the value date. Therefore, in many cases the interest income on global bonds which the participant earns during that one-day period will substantially reduce or offset the amount of the overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the global bonds can use its usual procedures for transferring global bonds to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer global bonds through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the global bonds to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

Finally, a day trader that uses Euroclear or Clearstream, Luxembourg and that purchases global bonds from a DTC participant for credit to a Euroclear or Clearstream, Luxembourg account holder should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

•

borrowing through Euroclear or Clearstream, Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream, Luxembourg account) in accordance with the clearing system’s customary procedures;

•

borrowing the global bonds in the United States from a DTC participant no later than one day prior to settlement which would give the global bonds sufficient time to be reflected in the borrower’s Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg accountholder.

TAXATION

Panamanian Taxation

The following is a summary of certain Panamanian income and estate tax considerations that may be relevant to a prospective investor in the global bonds. The summary is based on laws, decrees, regulations, rulings and judicial and administrative interpretations in effect on the date of this prospectus supplement, all of which are subject to change. This summary is not intended to constitute a complete analysis of the tax consequences under Panamanian law of an investment in the global bonds. Prospective holders of the global bonds should consult their own tax advisors to determine the tax consequences arising from the purchase, ownership and disposition of the global bonds.

Taxation of Global Bonds

Interest payable on the global bonds will not be subject to income tax or withholding requirements in Panama. Gains realized by a holder of the global bonds on the sale or other disposition of the global bonds will be exempt from income or capital gain tax in Panama. Losses recognized on the sale or disposition of global bonds will be disallowed as a deduction for income tax purposes. Transfers of global bonds are not subject to stamp or estate taxes in Panama.

U.S. Taxation

U.S. Treasury Circular 230 Notice

The tax discussion contained in this prospectus supplement was not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties. This discussion was written to support the promotion or marketing of the transactions or matters addressed in this prospectus supplement. You should seek advice based on your particular circumstances from an independent tax advisor.

The following is a summary of certain U.S. federal income and estate tax considerations that may be relevant to an initial purchaser of a global bond. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect on the date of this prospectus supplement. All of these laws and authorities are subject to change at any time, perhaps with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussions set forth in this summary. This summary does not cover any state, local, non-U.S. or other tax issues, nor does it cover issues under the U.S. federal gift tax laws.

This summary deals only with holders that hold a global bond as a capital asset as defined in the U.S. federal tax laws. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, this summary does not address tax considerations applicable to special classes of holders, such as:

•	investors who do not purchase the global bonds in the offering at the offering price;

•

dealers in securities or currencies, certain securities traders, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations and insurance companies;

•	persons that hold global bonds as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons holding the global bonds through partnerships or other pass-through entities; and

•	U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Prospective purchasers of global bonds should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the purchase, ownership and disposition of the global bonds, including the application to their particular circumstances of the tax considerations discussed below and of any relevant state, local, non-U.S. or other tax laws.

Definition of U.S. Holder

In general, a “U.S. Holder” is a holder of a global bond who or that is:

•	an individual citizen or resident of the United States for U.S. federal tax purposes;

•	a corporation created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons as defined in the Code (each a “U.S. Person”) have the authority to control all substantial decisions of the trust, or that has made a valid election under U.S. Treasury Regulations to be treated as a domestic trust.

U.S. Holders

The following discussion applies to you if you are a U.S. Holder.

Payments of Interest. Interest on a global bond generally will be taxable to you as ordinary income at the time it is accrued or actually or constructively received, depending on your method of accounting for tax purposes.

Interest paid by Panama on a global bond will constitute income from sources outside the United States and, under the foreign tax credit rules, that interest will, depending on your circumstances, be “passive” or “general” category income which, in either case, is treated separately from some other types of income for purposes of computing the foreign tax credit allowable to you under the U.S. federal income tax laws.

If you purchase a global bond with accrued (from and including the last interest payment date for a global bond but excluding the settlement date) but unpaid interest, and pay the amount of such accrued but unpaid interest to the Selling Bondholder, any such accrued interest is not income to you and is not taxable as interest if subsequently paid to you. Rather, any subsequent payment of such accrued interest is a return of capital that reduces your remaining “tax basis” in the global bond.

Treatment of Amortizable Bond Premium. If your purchase price of a global bond (not taking into account accrued but unpaid interest) is greater than the principal amount of the global bond, you will be considered to have purchased the global bond at a premium. You generally may elect to amortize this premium over the remaining term of the global bond. If you make this election, the amount of interest income you must report for U.S. federal income tax purposes with respect to any interest payment date will be reduced by the amount of premium allocated to the period from the previous interest payment date to that interest payment date. The amount of premium allocated to any such period is calculated by taking the difference between (i) the stated interest payable on the interest payment date on which that period ends and (ii) the product of (a) the global bond’s overall yield to maturity and (b) your purchase price for the global bond (reduced by amounts of premium allocated to previous periods). If you make the election to amortize premium, the election will apply to the global bond and to all debt instruments acquired at a premium that you hold at the beginning of the taxable year in which you make the election and to all debt instruments subsequently purchased at a premium, unless you obtain the U.S. Internal Revenue Service’s consent to revocation of the election. If you do not make the election to amortize premium on a global bond and hold the global bond to maturity, you will have a capital loss for U.S. federal income tax purposes, equal to the amount of the premium, when the global bond matures. If you do not make the election to amortize premium and sell or otherwise dispose of the global bond before maturity, the premium will be included in your “tax basis” in the global bond, and therefore will decrease the gain, or increase the loss, that you would otherwise realize on the sale or other disposition of the global bond.

Purchase, Sale or Retirement of a Global Bond. Your adjusted “tax basis” in a global bond will generally equal its cost to you, reduced by any cash payments of principal that you have received with respect to the global bond and any amount of amortized premium on such global bond. You will generally recognize capital gain or loss on the sale or retirement of a global bond equal to the difference between the amount realized on the sale or retirement (not including any amounts attributable to accrued but unpaid interest) and your adjusted tax basis in the global bond. Such capital gain or loss will be long-term capital gain or loss if the global bond was held for more than one year. The capital gain or loss will be short-term capital gain or loss if you held the global bond for one year or less. Under current law, net capital gains of individuals may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any gain or loss you recognize on the sale or retirement of a global bond generally will be treated as income from sources within the United States or loss allocable to income from sources within the United States for foreign tax credit limitation purposes.

Non-U.S. Holders

The following discussion applies to you if you a beneficial owner of a global bond and are not a U.S. Holder as defined above (“non-U.S. Holder”).

Interest on a Global Bond. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on payments of interest on a global bond.

However, you may be subject to U.S. federal income tax on payments of interest on the global bond if you:

•	are an insurance company carrying on a U.S. insurance business to which the interest is attributable within the meaning of the U.S. federal tax laws; or

•

have an office or other fixed place of business in the United States to which the interest is attributable and the interest is derived in the active conduct of a banking, financing or similar business within the United States.

Disposition of a Global Bond. Subject to the discussion of backup withholding below, you will not be subject to U.S. federal income tax on any capital gain realized on the sale or retirement of a global bond unless:

•	that gain or income is effectively connected with your conduct of a trade or business within the United States; or

•	you are an individual who is present in the United States for a total of 183 days or more during the taxable year in which the gain or income is realized, and either:

•	the gain is attributable to an office or fixed place of business maintained in the United States by you; or

•	you have a tax home in the United States.

Estate Tax. A global bond will be treated as situated outside the United States for purposes of the U.S. federal estate tax. Thus, for purposes of that tax, the global bond will not be included in your gross estate if you were a nonresident of the United States who was not a citizen of the United States at the time of your death, if income on the global bond would not have been effectively connected with a U.S. trade or business at the time of your death.

Backup Withholding and Information Reporting. In general, information reporting requirements will apply to payments of principal of and premium and interest on a global bond to non-corporate U.S. Holders if those payments are made within the United States or are made by or through a custodian or nominee that is a U.S. Controlled Person, as defined below. Backup withholding will apply to those payments if such a U.S. Holder fails to provide an accurate taxpayer identification number or, in the case of interest payments, fails to certify that it is not subject to backup withholding or is notified by the U.S. Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns. Payments of principal and interest to beneficial owners who are non-U.S. Holders generally will not be subject to information reporting and backup withholding, but those holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on U.S. Internal Revenue Service Forms W-8BEN.

The payment of proceeds of a sale of a global bond effected at the U.S. office of a broker will generally be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale effected at a foreign office of a broker that is a U.S. Controlled Person, unless the broker has documentary evidence that the holder or beneficial owner is a non-U.S. Holder (and has no actual knowledge or reason to know the contrary) or the holder or beneficial owner otherwise establishes an exemption, and the backup withholding rules will apply to those payments if the broker has actual knowledge that the holder or beneficial owner is a U.S. Holder.

A “U.S. Controlled Person” is:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is derived for tax purposes from a U.S. trade or business for a specified three-year period; or

•	a foreign partnership in which U.S. persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of a global bond generally will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability as long as the holder provides the required information to the U.S. Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement incorporated by reference in the terms agreement dated February 24, 2010, Morgan Stanley & Co. Incorporated, or Morgan Stanley, as the underwriter of the global bonds has agreed to purchase and the Selling Bondholder has agreed to sell to the underwriter the principal amount of each series of the global bonds indicated in the following table:

Series of Global Bonds	Principal Amount
8 7/8% Global Bonds due 2027	$351,667,000

Under the terms of this variable price reoffer, the underwriter has agreed to purchase the global bonds from the Selling Bondholder at 125.5% of their principal amount per global bond representing net proceeds to the Selling Bondholder, before expenses of $100,000, of $441,342,085. The underwriter’s compensation (if any) will result from the difference between the purchase price and resale price of the global bonds in the aggregate and will not be determined at the time of the closing. Panama will not receive any proceeds from any such sales.

The global bonds purchased by the underwriter will be offered to the public on a variable price reoffer basis. The underwriter proposes to offer the global bonds for sale, from time to time, in one or more transactions, at prices that may vary and may be different than par. These sales may occur at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Therefore, different purchasers may pay different prices for the global bonds.

Government-related entities in Panama may purchase a portion of the global bonds.

The underwriter is offering the global bonds subject to its acceptance of the global bonds from the Selling Bondholder and subject to prior sale. The terms agreement provides that the obligation of the underwriter to pay for and accept delivery of the global bonds is subject to certain conditions. The underwriter is obligated to take and pay for all of the global bonds if any are taken.

Delivery of the global bonds will be made against payment on or about the third business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+3”). Payment for the global bonds shall be made to the Selling Bondholder by Morgan Stanley in same-day funds against delivery of the global bonds by the Selling Bondholder to Morgan Stanley.

Because the offering by the underwriter is being made on a variable price reoffer basis, the underwriter has not committed to resell the global bonds at a fixed price or on an agreed schedule. Until the underwriter has completed the distribution of the global bonds which it proposes to purchase from the Selling Bondholder, the liquidity of the markets for the global bonds may be reduced.

Morgan Stanley is relying on an exemption obtained from the Commission from Rule 101 of Regulation M under the Securities Exchange Act of 1934, as amended, with respect to the trading activities of Morgan Stanley and certain of its affiliates in connection with the offering.

The global bonds are being offered for sale in jurisdictions in the United States, Europe and Asia where it is legal to make such offers. The underwriter has represented and has agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the global bonds, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other material relating to the global bonds, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof, and will not impose any obligations on the Selling Bondholder or Panama except as set forth in the terms agreement and underwriting agreement.

The underwriter has agreed that, with respect to those jurisdictions where Directive 2003/71/EC (the “Prospectus Directive”) applies, it will comply with either the Prospectus Directive or an applicable exemption.

Each of the Selling Bondholder and Panama has agreed that it will not, without prior written consent of the underwriter, during the period beginning on the date of this prospectus supplement and continuing to and including the date that is sixty (60) days after the closing date, offer, sell, contract to sell or otherwise dispose of any debt securities of Panama, guaranteed by Panama or any agency or enterprise controlled by

Panama (except for the $62,200,000 aggregate principal amount of the 8.125% Global Bonds due 2034) that are substantially similar to the global bonds, are denominated in U.S. dollars, are to be placed outside Panama and which have remaining tenors in excess of 15 years.

Each of the Selling Bondholder and Panama has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and will contribute to payments that the underwriter may be required to make in respect of those liabilities.

The address of Morgan Stanley & Co. Incorporated is 1585 Broadway, New York, New York 10036.

VALIDITY OF THE GLOBAL BONDS

The validity of the global bonds has been passed upon for Panama by the Procurador/a de la Administración of Panama and by Arnold & Porter LLP, New York, New York, United States counsel to Panama, and for the underwriters of the global bonds by Sullivan & Cromwell LLP, New York, New York, United States counsel to the underwriters of the global bonds, and by Arias, Fábrega  & Fábrega, Panamanian counsel to the underwriters of the global bonds.

OFFICIAL STATEMENTS AND DOCUMENTS

Information included herein is identified as being derived from a publication of, or supplied by, Panama or one of its agencies or instrumentalities and is included on the authority of that publication as a public official document of Panama. All other information is included as a public official statement made on the authority of the Minister of Economy and Finance of Panama.

GENERAL INFORMATION

Listing

The global bonds are listed on the Luxembourg Stock Exchange and are admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Litigation

Except as described herein and in any documents incorporated herein by reference, neither Panama nor any governmental agency of Panama is involved in any litigation or arbitration or administrative proceedings relative to claims or amounts that are material in the context of the issuance of the global bonds and that would materially and adversely affect Panama’s ability to meet its obligations under the global bonds and the fiscal agency agreement with respect to the global bonds. No such litigation or arbitration or administrative proceedings are pending or, so far as Panama is aware, threatened.

Documents Relating to the Global Bonds

Copies of the fiscal agency agreement and the form of global bond may be inspected during normal business hours on any day, except Saturdays, Sundays and public holidays, at the office of the fiscal agent or paying agent specified on the inside back cover of this prospectus supplement.

Where You Can Find More Information on Panama

Panama has filed its annual report for 2008 on Form 18-K (except for certain exhibits), as amended by Amendment No. 1 thereto, filed on Form 18-K/A, with the SEC electronically. Panama’s SEC filings are available to the public on the SEC’s website at http://www.sec.gov.

Such annual report on Form 18-K, together with its exhibits and amendments filed with the SEC before the end of the offering of the global bonds, is considered part of and incorporated by reference in this prospectus supplement.

If any global bonds are listed on the Luxembourg Stock Exchange, copies of the most recent Panamá en Cifras (as or when available), or if Panamá en Cifras ceases to be published, comparable economic information of the Office of the Comptroller General, and any documents incorporated by reference in this prospectus supplement may be obtained in English at the office of the listing agent for the global bonds and at the office of the fiscal agent during usual business hours on any day (Saturdays, Sundays and public holidays excepted).

Clearing

The global bonds have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg (ISIN: US698299AD63, Common Code: 8023972, CUSIP: 698299AD6).

PROSPECTUS

REPUBLIC OF PANAMA

$2,500,000,000

Debt Securities

Warrants

Panama or Banco Nacional de Panamá (BNP), acting not in its individual capacity but solely as trustee of the Fondo Fiduciario para el Desarrollo, a trust formed under the laws of the Republic of Panama and referred to as the Fiduciary Fund (BNP, in such capacity, being referred to as the selling securityholder), may offer up to $2,500,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities with or without warrants or other similar securities to purchase, sell or exchange debt securities. As of the date of this Prospectus, Panama has sold an aggregate principal amount of $509,680,000 of debt securities covered hereby. Panama will not receive any proceeds from any sales of debt securities or warrants made by the selling securityholder.

Panama or the selling securityholder may offer any combination of debt securities and/or warrants from time to time in one or more offerings. Panama will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Panama or the selling securityholder may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Panama has not authorized anyone to provide you with different or additional information. Panama is not making an offer of these debt securities or warrants in any place where the offer is not permitted by law. You should assume that the information in this prospectus, the prospectus supplement accompanying this prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents.

The date of this prospectus is December 16, 2009.

WHERE YOU CAN FIND MORE INFORMATION

Panama voluntarily files annual reports with the Securities and Exchange Commission, or the SEC. These reports and any amendments to these reports include certain financial, statistical and other information about Panama, and may be accompanied by exhibits. You may read and copy any document Panama files with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of these documents from the public reference room in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to http://www.sec.gov, where the SEC maintains an Internet site that contains reports and other information filed by Panama.

The SEC allows Panama to “incorporate by reference” into this prospectus the information Panama files with it. This means that Panama can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Panama incorporates by reference the following documents:

•	Panama’s Annual Report on Form 18-K for the year ended December 31, 2008; and

•	All amendments to Panama’s Annual Report on Form 18-K for the year ended December 31, 2008 filed prior to the date of this prospectus;

•	Any amendment on Form 18-K/A to the 2008 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities.

Panama also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities and warrants covered by this prospectus. Each time

Panama files a document with the SEC that is incorporated by reference, the information in that document automatically updates information contained in previously filed documents.

You may request a free copy of these filings by writing or calling the Embassy of Panama at the following address:

Embassy of Panama

2862 McGill Terrace, N.W.

Washington, D.C. 20008

Attn: Finance Section

(202) 483-1407

DATA DISSEMINATION

Panama is a participant in the General Data Dissemination System of the International Monetary Fund, or the IMF. Countries that participate in the General Data Dissemination System make a commitment to use it as a framework to develop national systems to produce and disseminate economic, financial and socio-demographic data. Participation in the General Data Dissemination System is voluntary. As a participant, Panama has committed to undertaking to:

•	designate a country coordinator to act as the main contact with the IMF staff on all issues relating to Panama’s participation in and implementation of the General Data Dissemination System; and

•

prepare descriptions of Panama’s statistical practices that the IMF will post on its Dissemination Standards Bulletin Board. These descriptions, or “metadata,” are intended to cover Panama’s current statistical production and dissemination practices as well as plans for short- and medium-term improvements and, if applicable, associated technical and other assistance required to implement these plans.

The metadata prepared by participants in the General Data Dissemination System may be found on the IMF’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/web/dsbbhome. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator,” and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Panama will use the net proceeds from the sale of the securities for the general governmental purposes of Panama, including the refinancing of domestic and external indebtedness of Panama and for other budgetary purposes. Unless otherwise specified in the applicable prospectus supplement, Panama will not receive any proceeds from any sales of debt securities or warrants made by the selling securityholder.

DEBT SECURITIES

Panama may issue debt securities, with or without warrants, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Panama and the fiscal agent. The financial terms and other specific terms of a particular series of debt securities will be described in a prospectus supplement relating to such securities. If the terms or conditions described in the prospectus supplement that relates to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Glossary” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Panama must repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates when any interest payments will be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	the circumstances and terms, if any, under which Panama may redeem the debt securities before maturity;

•

the circumstances and terms, if any, under which the holders of the debt securities may obligate Panama to redeem, repurchase or repay their respective securities pursuant to any sinking fund or analogous provisions or at the option of those holders;

•	the currency or currencies in which such debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	if any amount payable in respect of the debt securities will be determined based on an index or formula, the method by which such amount will be determined;

•	if the debt securities will be issued upon the exchange or conversion of other debt securities, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security will be exchangeable for certificated (physical) securities;

•	if the debt securities will be listed, the stock exchange on which they will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described under the heading “Collective Action Securities” below); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any U.S. federal or Panamanian income tax consequences and special considerations applicable to that particular series of debt securities.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Panama. After the return of these moneys to Panama, the holder of this debt security may thereafter look only to Panama for any payment.

Panama may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Panama and is not a trustee for the holders of the debt securities.

Status of the Debt Securities

The debt securities will be direct, unconditional and general obligations of Panama. Except as described under the heading “Negative Pledge” below, the debt securities are unsecured obligations of Panama. Panama has pledged its full faith and credit for the due and punctual payment of principal, premium, if any, and interest on the debt securities.

The debt securities of each series will rank equally in right of payment with all other indebtedness issued in accordance with the fiscal agency agreement and with all other unsecured and unsubordinated Indebtedness of Panama.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, principal of and interest and premium (if any) on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent to the registered holders of the debt securities on the related record date.

The register of holders of debt securities will be kept at the New York office of the fiscal agent.

Negative Pledge

Panama undertakes with respect to each series of debt securities that, as long as any debt securities of that series remain outstanding, it will not create or permit to subsist any Lien upon the whole or any part of its assets or revenues to secure any Public External Indebtedness of Panama, unless:

•	the debt securities of such series are secured equally and ratably with such Public External Indebtedness; or

•

the debt securities of such series have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by the holders of the debt securities of such series as provided under the heading “Meetings and Amendments” below.

Notwithstanding the foregoing, Panama may create or permit to subsist:

•

any Lien upon property to secure Public External Indebtedness of Panama incurred for the purpose of financing the acquisition of such property and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

•

any Lien existing on such property at the time of its acquisition to secure Public External Indebtedness of Panama and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

•	any Lien in existence on the date of the fiscal agency agreement, including any renewal or extension thereof which secures only the renewal or extension of the original secured financing;

•

any Lien contemplated as of July 17, 1996 under the agreements (as they may be amended) implementing the Republic of Panama 1995 Financing Plan dated October 4, 1995 sent to the international financial community with the communication dated September 15, 1995 from the Minister of Planning and Economic Policy of Panama and explanatory communications relating thereto and implementing documentation therefor, including any Lien to secure obligations under the collateralized bonds issued thereunder (the “Collateralized Bonds”);

•

any Lien securing Public External Indebtedness of Panama issued upon surrender for cancellation of the Collateralized Bonds or the principal amount of any indebtedness of Panama outstanding as of the date of the 1995 Financing Plan, in each case, to the extent such Lien is created to secure such Public External Indebtedness on a basis comparable to the Collateralized Bonds and the principal amount of Public External Indebtedness so secured is no greater than the principal amount of Collateralized Bonds or such other indebtedness so cancelled;

•

any Lien securing Public External Indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project and any renewal or extension of such Lien, provided that:

•

the holders of such Public External Indebtedness expressly agree to limit their recourse to the assets and revenues of such project as the principal source of repayment of such Public External Indebtedness; and

•	the property over which such Lien is granted consists solely of such assets and revenues;

•

any Lien on the properties or revenues of the Development Trust Fund created by Republic of Panama Law No. 20 of May 15, 1995, provided that the equivalent in U.S. dollars of the amount secured by such Liens shall not at any time exceed the amount of all contributions to the Development Trust Fund from:

•	the net proceeds from the privatization of publicly owned companies or the initial payment for concessions granted to the private sector;

•	the proceeds from sales conducted of any Interoceanic Region Assets by the Interoceanic Region Authority;

•	sums bequeathed or donated to the Development Trust Fund by any person other than Panama or any governmental agency or affiliate thereof; and

•

any earnings on properties or revenues received pursuant to the three bullet points immediately above, and any renewal or extension of any such Lien which is limited to the original properties or revenues covered thereby; and

•

Liens in addition to those permitted under the bullet points above, and any renewal or extension thereof, provided that the aggregate amount of Public External Indebtedness secured by such additional Liens shall not exceed the equivalent of $25,000,000.

Default

Each of the following events will be an event of default with respect to each series of debt securities:

(a) default by Panama in any payment of principal of any debt securities of such series for 15 days;

(b) default by Panama in any payment of interest on any debt securities of such series for 30 days;

(c) failure of Panama to perform any other obligation under the debt securities of that series, which continues for 60 days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring that such default be remedied;

(d) acceleration of any aggregate principal amount of Public Indebtedness of Panama that exceeds $25,000,000 (or its equivalent in any other currency) by reason of an event of default (however described) arising from Panama’s failure to make any payment of principal or interest thereunder when due;

(e) failure of Panama to make any payment in respect of the Public Indebtedness of Panama in an aggregate principal amount in excess of $25,000,000 (or its equivalent in any other currency) when due, which continues for 30 days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring that such default be remedied;

(f) declaration by Panama of a moratorium with respect to the payment of principal of, or premium or interest on, Public External Indebtedness of Panama which does not expressly exclude the debt securities of that series; or

(g) denial or repudiation by Panama of its obligations under the debt securities of that series.

Acceleration of Maturity

The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities – Acceleration of Maturity” below for a description of the corresponding terms of Collective Action Securities.

If an event of default described in clause (a), (b), (f) or (g) under the heading “Default” above occurs with respect to any series of debt securities, then each registered holder of debt securities of that series may declare the principal of and any accrued interest on the debt securities it holds immediately due and payable.

If an event of default described in clause (c), (d) or (e) under the heading “Default” above occurs with respect to any series of debt securities, then the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the principal of and any accrued interest on all the debt securities of that series then outstanding immediately due and payable. Debt securities held directly or indirectly by or on behalf of

Panama or any political subdivision or instrumentality thereof shall not be considered “outstanding” for this purpose.

Holders of debt securities may exercise these rights only by providing a written demand to Panama and the fiscal agent at its New York office at a time when the event of default is continuing.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity at the option of Panama or the registered holders of these debt securities.

Panama may at any time purchase debt securities in any manner and for any price. These debt securities purchased by Panama may, at its discretion, be held, resold or cancelled.

Meetings and Amendments

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Panama may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting would be held at the time and place determined by Panama. If an event of default occurs and Panama or the holders of at least 10% of the aggregate principal amount of the outstanding debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding” debt securities do not include:

•	debt securities cancelled by or delivered for cancellation to the fiscal agent;

•	debt securities held for reissuance but not reissued by the fiscal agent;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for; or

•	debt securities of a series that have been substituted with another series of debt securities.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 to 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 10 and 60 days before the meeting date.

Voting; Quorum. A person who holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.

If a quorum is not present within 30 minutes of the time appointed for the meeting, the meeting may be adjourned for a period of at least 10 days as determined by the chairman of the meeting prior to the adjournment of the meeting. If the meeting is convened at the request of the holders, however, then the meeting shall be dissolved.

In the absence of a quorum at an adjourned meeting, this adjourned meeting may be further adjourned for a period of at least 10 days as determined by the chairman of the meeting. Notice of the reconvening of an adjourned meeting shall be given only once. This notice shall state expressly the percentage of the principal amount of the outstanding debt securities of that series which shall constitute a quorum. Subject to the foregoing, at the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.

In addition, any meeting at which a quorum is present may be adjourned by the vote of a majority of the principal amount of the outstanding debt securities of the series represented at the meeting, and the meeting may be held as so adjourned without further notice.

If a quorum is present at the meeting, any resolution and all matters (other than those matters identified below that require the consent of all holders of the debt securities of a series) shall be effectively passed or decided by the vote of the persons entitled to vote 66 2/3% in aggregate principal amount of the outstanding debt securities of such series represented and voting at the meeting.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series;

•	the appointment of proxies in respect of holders of registered debt securities of a series;

•	the record date for determining the registered owners of registered debt securities of a series;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Chairman. The fiscal agent will appoint a temporary chairman of the meeting by an instrument in writing. If Panama or the holders of the debt securities of a series called the meeting, however, then Panama or the holders calling the meeting, as the case may be, will appoint a temporary chairman by an instrument in writing.

A permanent chairman and a permanent secretary of the meeting shall be elected by the vote of the persons entitled to vote a majority of the principal amount of the outstanding debt securities of the series represented and voting at the meeting. The chairman of the meeting shall have no right to vote, except as a holder of debt securities of that series or proxy.

Record. A record, and at least one duplicate, of the proceedings of each meeting of holders will be prepared. One copy of the record of each meeting will be delivered to Panama and another to the fiscal agent to be preserved by the fiscal agent.

Amendments. (The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities – Amendments and Waivers” below for a description of the corresponding terms of Collective Action Securities). Unless the unanimous consent of holders of debt securities of an affected series is required as specified below, with

•

the affirmative vote, in person or by proxy, of the holders of at least 66 2/3% of the aggregate principal amount of the outstanding debt securities of a series represented and voting at a duly called and held meeting; or

•	the written consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of a series:

(i) Panama and the fiscal agent may modify, amend or supplement the terms of the debt securities of a series or, insofar as it affects the debt securities of that series, the fiscal agency agreement, in any way and (ii) holders of debt securities of a series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or action provided by the fiscal agency agreement or the debt securities of such series to be made, given or taken by holders of debt securities of such series.

The following actions may only be taken with the written consent or affirmative vote of the holder of each debt security of an affected series:

•	changing the due date for the payment of the principal of, any installment of interest on, or premium (if any) on the debt securities of such series;

•	reducing the principal amount of the debt securities of such series;

•	reducing the portion of the principal amount which is payable in the event of an acceleration of the maturity of the debt securities of such series;

•	reducing the interest rate on the debt securities of such series;

•	reducing the premium, if any, payable upon the redemption of any debt securities of such series;

•	changing the currency in which any amount in respect of the debt securities of that series is payable;

•	changing the required places at which any amount in respect of the debt securities of that series is payable;

•	shortening the period during which Panama is not permitted to redeem the debt securities of that series;

•	permitting Panama to redeem the debt securities of the affected series, if Panama is not otherwise permitted to redeem the debt securities of that series;

•	reducing the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series, or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action; or

•	changing the obligation of Panama to pay additional amounts under the debt securities of that series.

Panama and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Panama;

•	surrendering any right or power conferred upon Panama;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	correcting any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•

amending the fiscal agency agreement or the debt securities of that series in any manner that Panama and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

Judgment Currency

If a court renders a judgment in respect of amounts due to a holder of a debt security permitting Panama to pay such amounts in a currency (“judgment currency”) other than the currency in which the debt security was required to be paid by its terms (“debt security currency”), Panama and such holder are deemed to have agreed, to the fullest extent permitted under applicable law, that:

•

the rate of exchange for determining the amount of such judgment shall be based on the rate at which such holder, using normal banking procedures, could purchase the debt security currency with the judgment currency in the relevant principal financial center for the debt security currency, two business days preceding the date of such judgment; and

•

if on the business day following the holder’s receipt of such payment in the judgment currency, such holder is not able, in accordance with normal banking procedures, to purchase with the judgment currency at least the amount of debt security currency that was due to him under the original terms of the debt security, Panama will indemnify such holder for the shortfall; if such holder is able to purchase with such judgment currency an amount of debt security currency greater than that to which he would have been entitled, and if all of Panama’s obligations to such holder under the debt securities are fully paid, such holder agrees to remit any excess to Panama.

Tax Withholding; Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities of any series by Panama will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by Panama or any other jurisdiction from which or through which payment is made to holders of debt securities in respect of the debt securities, or any political subdivision or authority of or in Panama or such other jurisdiction, having power to tax (together, “Taxes”), unless such withholding or deduction is required by law. In that event, Panama shall pay such additional amounts as will result in receipt by the holders of debt securities of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable with respect to any debt security of any series:

(a) to a holder where such holder is liable to pay such Taxes in respect of any debt security of such series by reason of such holder’s having some connection with Panama other than the mere holding of such debt security of such series or the receipt of principal and interest in respect thereof;

(b) to a holder who is liable for such Taxes by reason of such holder’s failure to comply with any reasonable certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Panama, or any political subdivision or taxing authority of or in Panama, of such holder or the holder of any interest in such debt security of such series or rights in respect thereof, if compliance is required by Panama, or any political subdivision or taxing authority of or in Panama, as a precondition to exemption from such deduction or withholding; provided, however, that the limitations on Panama’s obligations to pay additional amounts shall not apply if such certification, identification, or other reporting requirements would be materially more onerous, in form, in procedure, or in substance of information disclosed by the relevant holders or beneficial owners than comparable information or other reporting requirements imposed by United States tax law, regulation or administrative practice; or

(c) to a holder who is liable for such Taxes by reason of the failure of such holder to present such holder’s debt security for payment (where such presentation is required) within 30 calendar days after the date on which such payment thereof became due and payable or is duly provided for and notice thereof is given to the holder, whichever occurs later, except to the extent that such holder would have been entitled to additional amounts in respect of such Taxes on presenting such debt security for payment on any date within such 30 calendar days.

Any reference in this prospectus to “principal” and/or “interest” shall be deemed to include any additional amounts that may be payable under the debt securities.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Panama that it is unwilling, unable or no longer qualified to continue to act as depositary and Panama does not appoint a successor depositary within 90 days;

•	at any time Panama decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing with respect to the series of debt securities represented by the global security.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. Unless otherwise specified in the prospectus supplement, these certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	you cannot have debt securities registered in your name for so long as they are represented by the global security;

•	you cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	you will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	you cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	all payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons who hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

When the depositary receives payment of principal or any premium or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Panama has no responsibility or liability for the records of the depositary or its participants relating to the ownership of beneficial interests in the global security. Also, Panama is not responsible for maintaining, supervising or reviewing those records or payments. Panama has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

COLLECTIVE ACTION SECURITIES

Panama may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity

If an event of default described under the heading “Debt Securities – Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities of that series may exercise these rights only by providing a written demand to Panama and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Panama receives written notice of the declaration, unless Panama has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Amendments and Waivers

Panama, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate or the premium payable upon early redemption of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or the place or places in which such payment is to be made;

•

permit early redemption of the debt securities of that series or, if early redemption is already permitted, shorten the period during which Panama is not permitted to redeem the debt securities of that series;

•	change Panama’s obligation to pay any additional amounts under the debt securities of that series;

•	change the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•

change Panama’s appointment of an agent for the service of process or Panama’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under the heading “Debt Securities — Status of the Debt Securities” above;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Panama refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding debt securities) agrees to the change.

If both Panama and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Panama;

•	surrendering any right or power conferred upon Panama;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•

amending the fiscal agency agreement or the debt securities of that series in any manner which Panama and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Panama or any political subdivision or instrumentality of Panama will be disregarded and deemed not to be “outstanding.”

Except as specifically set forth in this prospectus, the other terms set forth under “Debt Securities – Meetings and Amendments”, including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Collective Action Securities.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Panama may also consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

WARRANTS

Panama may issue warrants or other similar securities, either separately or together with debt securities, that would entitle the holder to purchase debt securities or obligate Panama to repurchase or exchange debt securities. If Panama issues any warrants, each issue of warrants will be issued under a warrant agreement between Panama and a bank or trust company, as warrant agent. The terms of any warrant agreement related to the issue of warrants and the specific terms of the issue of warrants will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants or other similar securities will describe the following terms:

•	the terms listed under the heading “Debt Securities” above as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

•	the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price of those debt securities;

•	the amount and type of debt securities that you may obligate Panama to purchase or exchange if you exercise your warrants or other securities and the purchase price for those debt securities;

•	the procedures you must follow and the conditions you must satisfy to exercise your warrants or other securities;

•	the dates on which your right to exercise your warrants or other securities begins and expires;

•	the conditions, if any, under which Panama may cancel or terminate your warrants or other securities;

•	whether and when your warrants or other securities and any debt securities issued together with your warrants or other securities may be sold or transferred separately;

•

whether the certificates that represent the warrants or other securities will be issued in registered or bearer form, whether they will be exchangeable as between such forms and, if issued in registered form, whether the warrants or other securities can be transferred and registered;

•	any special United States federal income tax considerations applicable to the issuance of your warrants or other securities; and

•	any other terms of such warrants or other securities.

GOVERNING LAW

The fiscal agency agreement, any warrant agreement, the debt securities and any warrants will be governed by and interpreted in accordance with the laws of the State of New York, without regard to any conflicts of laws principles that would require the application of the laws of a jurisdiction other than the State of New York; provided, however, that the laws of Panama will govern all matters concerning authorization and execution of all agreements and securities by Panama.

JURISDICTION AND ENFORCEMENT

Panama is a foreign sovereign state. Consequently, your ability to sue Panama may be limited. Panama will irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court in New York City in any related proceeding (i.e., any suit, action or proceeding arising out of or relating to the debt securities or the warrants or other similar securities) and Panama will irrevocably agree that all claims in respect of any related proceeding may be heard and determined in such New York State or federal court.

Panama will appoint and will agree to maintain the person acting as or discharging the function of Consul General of the Republic of Panama in New York City as its process agent to receive, on behalf of Panama and its property, service of copies of the summons and complaint and any other process which may be served in any related proceedings. The address of the office of the process agent is:

1212 Avenue of the Americas

6th Floor

New York, New York 10036

Panama will irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any related proceeding and any objection to any related proceeding on the grounds of venue, residence or domicile.

To the extent that Panama has or may acquire any immunity from jurisdiction of the courts or from any legal process in the courts, Panama will irrevocably agree not to claim and will irrevocably waive any immunity in respect of any related proceeding. Panama will agree that these waivers shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States.

Notwithstanding the foregoing, the execution on or attachment of revenues, assets and property of Panama located in Panama through the Panamanian courts, both prior to and post-judgment, shall be subject to the provisions of Articles 1047, 1048, 1650 (#14) and 1939 of the Judicial Code of the Republic of Panama.

Moreover, Panama has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by Panama with respect to these actions, it would not be possible to obtain a judgment in such an action brought against Panama in a court in the United States unless the court were to determine that Panama is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in Panama a judgment based on such a United States judgment. Execution upon property of Panama located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

PLAN OF DISTRIBUTION

Panama or the selling securityholder may sell any combination of the debt securities and/or warrants or other similar securities in any of the following ways:

•	through underwriters or dealers;

•	directly by Panama or the selling securityholder to one or more purchasers, through a specific bidding or auction process or otherwise;

•	through agents;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

In addition, the manner in which Panama may sell some or all of the debt securities and/or warrants covered by this prospectus and the manner in which the selling securityholder may sell their debt securities and/or warrants, include through:

•	a block trade in which a broker-dealer will attempt to sell as agent but may position or resell a portion of the block as principal in order to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

•	privately negotiated transactions.

In addition, the selling securityholder also may sell their debt securities and/or warrants in accordance with Rule 144 or other exemptions available under the United States Securities Act of 1933, rather than under this prospectus

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Panama from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

If underwriters are used in the sale of securities, the underwriters will acquire these securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Panama or the selling securityholder may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Panama or the selling securityholder may also sell securities of any series directly to the public or through agents designated by Panama or the selling securityholder from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

In compliance with FINRA guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Panama or the selling securityholder may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Panama under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Panama may offer the securities of any series to present holders of other securities of Panama as consideration for the purchase or exchange by Panama of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Panama or the selling securityholder may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Panama or the selling securityholder in the ordinary course of business.

SELLING SECURITYHOLDER

The Fiduciary Fund is a trust formed under the laws of the Republic of Panama, and was created pursuant to Law No. 20 (as published in the Official Gazette on May 17, 1995), as amended, to provide funding for projects in the public sector deemed to be of social benefit to the Republic of Panama. The Ministry of Economy and Finance acts as settlor for the Fiduciary Fund and Banco Nacional de Panamá acts as its trustee. The Republic of Panama is the final beneficiary. At present the Fiduciary Fund maintains its assets primarily in marketable securities meeting established investment guidelines.

At October 31, 2009, the selling securityholder beneficially owned $902,217,000 aggregate principal amount of debt securities of the Republic of Panama that it acquired from time to time between 2000 and 2008 in the secondary market.

VALIDITY OF THE SECURITIES

The validity of the debt securities and warrants or other similar securities will be passed upon for Panama by the Procurador de la Administración of Panama, or by a duly authorized attorney of the Procuraduría de la Administración and by Arnold & Porter LLP, United States counsel to Panama, and for the underwriters, if any, by United States counsel and Panamanian counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Panamanian law, Arnold & Porter LLP may rely on the opinion of the Procurador de la Administración. As to all matters of United States law, the Procurador de la Administración may rely on the opinion of Arnold & Porter LLP. Certain statements with respect to matters of Panamanian law in this prospectus have been passed upon by the Procurador de la Administración, and are made upon his authority.

OFFICIAL STATEMENTS

Information included in this prospectus which is identified as being derived from a publication of, or supplied by, Panama or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Panama. All other information in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Economy and Finance of Panama.

AUTHORIZED REPRESENTATIVE

The authorized representative of Panama in the United States of America is the Ambassador of Panama to the United States of America, whose address is:

Embassy of Panama

2862 McGill Terrace, N.W.

Washington, D.C. 20008

GLOSSARY

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Indebtedness” means any payment obligations (whether pursuant to a guarantee or otherwise), including any contingent liability, for borrowed money or arising from bonds, debentures, notes or similar instruments.

“Interoceanic Region Assets” means real property and properties reverting to Panama pursuant to the Panama Canal Treaty between Panama and the United States, dated September 7, 1977.

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from revenues or the proceeds of any asset of any kind whether in effect on the date the fiscal agency agreement becomes effective or at any time thereafter.

“Public External Indebtedness” means any Public Indebtedness which is not issued pursuant to agreements or evidenced by instruments that submit the resolution of all disputes arising thereunder to the exclusive jurisdiction of the courts of Panama.

“Public Indebtedness” means any Indebtedness of, or guaranteed by, Panama which:

•	is publicly offered or privately placed in securities markets;

•	is in the form of, or represented by, bonds, notes or other securities or any guarantees thereof;

•

is, or was intended at the time of issue to be, quoted, listed or traded on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, securities eligible for sale pursuant to Rule 144A under the United States Securities Act of 1933 (or any successor law or regulation of similar effect)); and

•

has an original maturity of more than one year or is combined with a commitment so that the original maturity of one year or less may be extended at the option of Panama to a period in excess of one year.

Republic of Panama

U.S.$351,667,000 8 7/8% U.S. Dollar-Denominated Global Bonds due 2027

Fondo Fiduciario para el Desarrollo

Morgan Stanley